As filed with the Securities and Exchange Commission on May 8, 1995

                                                     Registration No. 33-88710

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2


                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              VTX ELECTRONICS CORP.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                          11-2816128
 ------------------------------                         -------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                             61 Executive Boulevard
                           Farmingdale, New York 11735
                                 (516) 293-9880
               (Address, including zip code, and Telephone Number,
        including area code, of Registrants Principal Executive Offices)

                           Donald W. Rowley, President
                              VTX Electronics Corp.
                             61 Executive Boulevard
                           Farmingdale, New York 11735
                                 (516) 293-9880
            (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

                              Steven Wolosky, Esq.
                            Jeffrey S. Spindler, Esq.
                       Olshan Grundman Frome & Rosenzweig
                                 505 Park Avenue
                            New York, New York 10022

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [ X ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MAY 8, 1995


PROSPECTUS

                              VTX ELECTRONICS CORP.

                        3,339,500 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by certain stockholders (the "Selling Stockholders") of VTX Electronics Corp. (the "Company") of an aggregate of 3,339,500 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of the Company. The shares of Common Stock are being offered hereby for the account of the Selling Stockholders. The Company will not receive any proceeds from the sale of such shares. All expenses of the offering, other than broker's fees and commissions, are payable by the Company. See "Principal and Selling Stockholders" and "Plan of Distribution."

     The Common Stock may be offered by or for the account of the Selling Stockholders from time to time on the American Stock Exchange ("AMEX") or in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See "Plan of Distribution."


     The Common Stock is listed on AMEX. On May 4, 1995 the closing price for the Common Stock on AMEX was $1/4 per share.


             ------------------------------------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                                    FACTORS."

             ------------------------------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



               The date of this Prospectus is ____________, 1995.

                              AVAILABLE INFORMATION

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of AMEX, 86 Trinity Place, New York, New York 10006, on which the Common Stock is listed for trading.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Any statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. A copy of this Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission under the Exchange Act (File No. 1-9263) are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994 and December 31, 1994, as amended on Form 10-Q/A-1.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby (other than portions thereof that, pursuant to applicable rules of the Commission are not deemed to be filed) shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of the documents incorporated by reference as a part of the Registration Statement, other than exhibits to such documents. Requests for such copies should be directed to Nicholas T. Hutzel, Secretary, VTX Electronics Corp., 61 Executive Boulevard, Farmingdale, New York 11735, telephone number
(516) 293-9880.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                   THE COMPANY

     VTX Electronics Corp. (the "Company"), through its Vertex Technologies, Inc. subsidiary, is a multi-regional value-added specialty distributor of electronic components and cable, and a manufacturer of custom-made electronic cable assemblies used in providing connectivity solutions for customers operating a wide range of data communications. This includes linking or connecting standard or proprietary electronic devices and peripheral components from different manufacturers to provide solutions for various customer requirements. The Company adds value by providing connectivity solutions which may include distributed sales of passive components (electronic connectors, electronic wire and cable, cabinets and racks, and patch panels), and active components (hubs, bridges, routers, gateways, and modems) and/or the manufacture of custom-made electronic cable assemblies which the Company designs specifically to meet individual customer's unique and complete connectivity requirements.

     The Company's executive offices are located at 61 Executive Boulevard, Farmingdale, New York 11735 and its telephone number is (516) 293-9880. Unless the context requires otherwise, all references herein to the Company or Vertex mean VTX Electronics Corp. and its subsidiaries.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders..........     3,339,500 shares

Common Stock Outstanding..................................     12,627,000 shares(1)

AMEX Symbol...............................................     VTX

Use of Proceeds...........................................     The Company  will not receive any of the proceeds
                                                               from  the  sale  of the  Shares  by  the  Selling
                                                               Stockholders. See "Use of Proceeds."

Recent Developments......................................      The  Company  has  recently  completed  a private
                                                               placement  involving the issuance of  securities,
                                                               employed a new president and restructured certain
                                                               indebtedness. See "Recent Developments."



(1) Excludes 1,375,000 shares of authorized common stock reserved for issuance upon exercise of outstanding options and warrants. See "Risk Factors--Shares Eligible For Future Sale" and "Risk Factors--Warrants and Options Outstanding--Market Overhang."

                                  RISK FACTORS


     Purchase of the Shares involves a high degree of risk. Prospective investors should carefully consider the following factors, among others set forth in this Prospectus including the consolidated financial statements and notes thereto, before making a decision to purchase Shares.

FINANCIAL CONDITION-PAST OPERATING LOSSES

     For the fiscal years ended June 30, 1994, 1993 and 1992, the Company sustained operating losses (loss before income taxes and extraordinary items) of $2,934,499, $2,055,928 and $1,982,521, respectively. For the six months ended December 31, 1994, the Company sustained a net loss of $218,263. The Company's operating loss in fiscal 1993 included a $1,200,000 non-cash write-off for obsolete and slow moving inventory. The Company's operating loss in fiscal 1994 included a restructuring charge of $939,000. The Company anticipates losses will continue until it can generate sufficient revenues from the sale of its products to cover operating expenses. There is no assurance that the Company will ever obtain profitable operations in the future. In addition, the Company's ability to utilize its net operating loss carryforwards is limited to approximately $615,000 annually during the carryforward period as the result of several "ownership changes" as defined in the Internal Revenue Code. The Company will incur income taxes once its net income exceeds the above limitations and all unrestricted carryover losses are exhausted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

CAPITAL NEEDS FOR EXPANSION

     Although the Company has recently completed an equity financing and refinanced certain debt in order to improve its financial position, the Company may seek to obtain additional capital necessary to achieve business expansion as part of the implementation of its plan of operation or to otherwise continue its business operations if it can't return to profitability. See "Recent Developments", "Plan of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There is no assurance that such additional capital will be available to the Company and, if available, that it would be on terms acceptable to the Company.

DEPENDENCE UPON CREDIT FACILITIES

     The Company depends on its credit facilities to finance its operations and inventory purchases necessary to meet customer requirements. Because of the Company's historical cash shortages and inability to pay promptly certain of these credit facilities, the Company has had difficulties meeting customer requirements and has lost sales as a result. There can be no assurance that trade creditors may not place the Company on a cash-on-delivery or payment-in-advance basis which (as the Company experiences from time to time) would adversely affect the Company's ability to conduct business. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

ADVERSE EFFECTS OF NEW SALES FORCE

     The Company has experienced a very large turn-over of its sales force during the end of fiscal 1994 and beginning of fiscal 1995. During the period of transition, the new sales force must learn the Company's operations, computer system as well as the salesperson's territory. The Company has experienced a decrease in sales due to this sales force turn-over and the Company expects the sales force turn-over to result in a decrease in sales during the transition period.

INVENTORY

     Within the last 12 months, the Company has at times had insufficient inventory on hand to meet all customer order requests, and consequently has experienced lost sales. The Company is currently restructuring its operations to concentrate on a focused customer and supplier base and product line. The purpose of the restructuring plan is to increase revenues resulting from greater specialization, to improve profit margins as a result of greater purchasing leverage with fewer suppliers, and to reduce operating expenses as a result of lower corporate overhead.

Product lines which will be emphasized are in the passive and active component areas of connectivity solutions, while hardware and application and operating software areas of connectivity solutions will be discontinued. See "Plan of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that any of these goals of the restructuring plan will be realized.

     The Company has experienced substantial inventory write-offs in part as a result of changes to the product lines offered by the Company and the Company's previously unfocused product line. In order to help minimize such write-offs, the Company has put in place certain purchasing and monitoring controls as well as more effectively utilizing the return and price protection policies of its suppliers. However, there can be no assurance that these actions will preclude the Company from being required to take additional inventory write-offs in the future.

LEVERAGE

     The Company has been and will continue to be highly leveraged. At December 31, 1994, the Company's long-term debt was $5,862,888, as compared to total stockholder's equity of $3,079,532. All of the assets of the Company are pledged to secure the Company's indebtedness. Upon the occurrence of an event of default under the instruments governing the Company's secured indebtedness, the lenders could elect to declare all amounts owed thereunder due and payable and could proceed against such collateral. As of the date of this Prospectus, there have been no defaults on the Company's secured indebtedness. See "-- Capital Needs for Expansion."

RESTRICTIVE COVENANTS

     The instruments governing the Company's indebtedness contain certain restrictive covenants which impose limitations on the Company with respect to, among other things: (1) the incurrence of indebtedness; (2) capital expenditures; (3) the creation or occurrence of liens; (4) the declaration or payment of dividends or other distributions; and (5) mergers, consolidations and sales or purchases of substantial assets. Such instruments also require that the Company satisfy certain financial tests.

     Upon the occurrence of an event of default under the instruments governing the Company's indebtedness, the lenders may terminate their commitments and/or accelerate repayment of all amounts due thereunder (or in the case of an event of default resulting from a bankruptcy, insolvency or reorganization of the Company, such commitments terminate and such repayment accelerates automatically). Such instruments specify a number of events of default, including, among others the failure to: (1) make timely principal or interest payments; (2) perform the covenants; or (3) meet the financial tests. During fiscal 1994, the Company satisfied certain lender obligations at a discount. This satisfaction of debt did not activate any covenants which accelerate the Company's repayment of outstanding indebtedness. See "Market for the Company's Securities" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

HIGHLY COMPETITIVE INDUSTRY

     The Company faces substantial competition from several national distributors which have greater financial and other resources than the Company, as well as other distributors operating on a local or regional basis and systems integrators. The distribution of passive and active components is a highly competitive business. The amount of competition is largely dependent on the number of distributors and the technical nature of the products. In the event of the occurrence of technological changes affecting the business in which the Company competes, such changes could affect the relative competitiveness of the Company and its competitors.

DEPENDENCE ON KEY OFFICER

     The Company's planned operations are significantly dependent on its President, Donald W. Rowley, and the Company might have difficulty in replacing him if he should become unavailable. His employment agreement with the Company expires March 30, 1997. See "Management" and "Plan of Operations."

DEPENDENCY ON SUPPLIERS

     While most products distributed by the Company can be purchased from many different suppliers, and the Company is typically not dependent on any one vendor, AT&T and IBM accounted for 15.3% and 10.1%, respectively of purchases in fiscal 1993. For the fiscal year ended June 30, 1994, purchases from AT&T and Madison Wire and Cable accounted for 10.8% and 12.1% respectively of purchases in fiscal 1994. Although the Company believes that it may be able to obtain competitive products of comparable quality from other suppliers, the loss of certain suppliers could have an adverse impact on its operations. See "Business."

DEPENDENCY ON CUSTOMERS

     The Company is typically not dependent on any one customer, however, during the past three fiscal years, one customer accounted for 10% or more of the Company sales. Bloomberg L.P. accounted for approximately 16.3%, 11.4%, and 10.1% of total sales in fiscal 1994, 1993 and 1992, respectively. The loss of Bloomberg L.P. as a customer could have an adverse effect on the Company.

NO DIVIDENDS

     The Company has never paid a dividend on its Common Stock and does not anticipate paying any such dividends for the foreseeable future. Pursuant to the terms of the Company's revolving credit facility, the Company is not permitted to pay or declare any dividends or otherwise make any distribution of capital. See "Market for the Company's Securities".

RISK OF AMEX DELISTING

     Although the Common Stock is currently listed on the American Stock Exchange ("AMEX"), the Company does not currently meet certain of the continued listing guidelines of AMEX as to financial condition and/or operating results, and there can be no assurance that trading on AMEX will continue. The Company has been in communication with AMEX regarding plans for maintenance of its listing. In the event the Company is unable to maintain its AMEX listing, there is no assurance that a public market will continue to exist for the Company's Common Stock, the Company may be unable to obtain news coverage, have difficulty in obtaining financing, suffer a decline in the market value of its Common
Stock, and stockholders of the Company may subsequently have difficulty in selling their Common Stock should they desire to do so. See "Market for the Company's Securities."

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq System, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules, which became effective January 1, 1993, require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules (i.e., if the securities are below $5.00 per share and are not registered on AMEX), it may become more difficult to sell such securities.

     In addition to the exemptions provided by quotation on Nasdaq and listing on a national exchange, the following transactions would be exempt from the broker-dealer disclosure requirements of the penny stock rules: (i) transactions in penny stocks by a broker-dealer that does less than five percent of its securities business in penny stocks and that has not been a market maker, during the past year, in the subject penny stock, (ii) transactions in securities the issuer of which has $2,000,000 in net tangible assets, or $5,000,000, if the issuer has not been in continuous operation for at least three years, (iii) transactions in securities the issuer of which has had average revenues of at least $6,000,000 for each of the last three years, (iv) transactions in which the customer is an institutional accredited investor, and
(v) transactions that are not recommended by the broker-dealer.

LIMITED VOLUME OF TRADING

     There has been a limited volume of trading for the Company's Common Stock and there can be no assurance that an active public trading market for the Common Stock will develop or be sustained.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, a total of 5,617,600 shares of the Company's outstanding Common Stock are "restricted securities" and, in the future may be sold from time to time in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Among other things, Rule 144 provides that persons holding restricted securities for a period of two years or more may sell, in brokers' transactions every three months, an amount equal to the greater of 1% of the Company's outstanding Common Stock or the average weekly reported volume of trading in such securities on all national securities exchanges during the preceding four calendar weeks. Further, non-affiliates may sell restricted stock after three years without regard to this volume limitation. The possibility of such sales under Rule 144, and the sale of such shares in the future, could have a depressive effect upon the market price of the Common Stock. See "Principal and Selling Shareholders."

WARRANTS AND OPTIONS OUTSTANDING - MARKET OVERHANG

     As of the date of this Prospectus, 12,627,000 shares of Common Stock were issued and outstanding. The Shares will constitute approximately 26.4% of the Common Stock outstanding. Additionally, as of March 31, 1995, the Company had outstanding options and warrants to issue up to an additional 1,375,000 shares of Common Stock. Actual sales or the prospect of future sales of the Shares in this offering and the prospect of future sales of shares underlying the outstanding options and warrants may also have a depressive effect upon the market price of the Common Stock. See "Principal and Selling Stockholders".

     These outstanding warrants and options will likely only be exercised at a time when the price of the Company's Common Stock is in excess of the warrant or option exercise price, and the Company would otherwise be able to raise equity capital on more favorable terms. In addition, certain of the outstanding warrants and options have demand and piggy-back registration rights. As a result, the holders of the outstanding warrants and options will be given an opportunity to profit from a rise in the market price of the Company's Common Stock with little risk, with a resulting dilution of the interest of the stockholders. Any registration of the shares underlying the outstanding warrants will likely result in a significant expense to the Company.

PREFERRED STOCK AUTHORIZED

     The Company's Articles of Incorporation, as amended, authorize the issuance of a maximum of 5,000,000 shares of preferred stock, $.01 par value. Such shares may be issued by the Company on the authority of the Board of Directors without stockholder action. At present, no series of preferred stock have been authorized or issued by the Company, however the terms of any series of preferred stock established by the Company could adversely affect the rights of the holders of the Company's Common Stock. The possible issuance of additional shares of preferred stock may be considered a deterrence to a change of control. See "Description of Capital Stock."

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     Section 203 of the Delaware General Corporation Law (applicable to the Company as a Delaware corporation) imposes significant restrictions upon business combinations between the Company and any stockholder which owns, directly or indirectly, 15% of the outstanding Common Stock of the Company. Effectively, the statute requires that any such business combination must be approved by the disinterested directors, and specified notice must be given to the shareholders. The business combinations subject to the statute include mergers, tender offers, exchange offers, and other similar transactions.

LABOR AGREEMENT

     Approximately 25% of the Company's full-time employees are covered by a collective bargaining agreement in the Company's Farmingdale, New York facility. The union agreement expires April 30, 1996 and is primarily in response to market conditions in the New York City area which typically favors the use of union labor. While the Company believes that its employee relations are good, if the Company is unable to negotiate satisfactory agreements after the expiration of the existing union contract, the Company may be adversely affected.

                                 USE OF PROCEEDS


     The Company will not receive any of the proceeds from the offer and sale of the Common Stock offered hereby.


                       MARKET FOR THE COMPANY'S SECURITIES


                  The Company's Common Stock is listed for trading on AMEX under the symbol VTX. The following table shows the quarterly range of the high and low closing sale prices for the Common Stock on AMEX, for the periods indicated.



                                                           SALES PRICE (AMEX)
                                                           ------------------
                         PERIOD                             HIGH        LOW
                         ------                             ----        ---
Fiscal 1993

     First Quarter ended September 30, 1992 ..........       1.62       .87
     Second Quarter ended December 31, 1992 ..........       1.37       .75
     Third Quarter ended March 31, 1993 ..............       1.31       .63
     Fourth Quarter ended June 30, 1993 ..............        .81       .38

Fiscal 1994

     First Quarter ended September 30, 1993 ..........       1.38       .75
     Second Quarter ended December 31, 1993 ..........       1.00       .69
     Third Quarter ended March 31, 1994 ..............       1.75      1.06
     Fourth Quarter ended June 30, 1994 ..............       1.31      1.08

Fiscal 1995

     First Quarter ended September 30, 1994 ..........       1.06       .56
     Second Quarter ended December 31, 1994 ..........        .81       .38
     Third Quarter ended March 31, 1995 ..............        .63       .38

     Fourth Quarter (thru May 4, 1995) ...............        .44       .25


     See the cover page for the price of the Company's Common Stock as of a recent date. As of March 29, 1995, there were 220 record holders of Common Stock.

     The Company has never paid a cash dividend on its Common Stock and the Company does not anticipate paying any dividends on the Common Stock in the foreseeable future. Pursuant to the terms of its revolving credit facility, the Company is not permitted to pay or declare any dividends or otherwise make any distribution of capital.


                               RECENT DEVELOPMENTS


     On March 4, 1994, the Company closed an equity transaction (the "Initial Equity Transaction") wherein it sold a total of 2,000,000 shares of Common Stock together with warrants to purchase 2,000,000 shares of Common Stock to unaffiliated investors resulting in gross proceeds to the Company of $1,000,000. The warrants were exercisable for a period of four years at a price of $.50 per share and have been exercised in full.

     On March 28, 1994, the Company entered into a non-exclusive Consulting Agreement/Investment Banking Agreement with Chatfield Dean & Co., Inc. In addition, the Company engaged Mr. Patrick Kolenik in November 1993 and Jerome M. Sidel in January 1995 as consultants.

     On March 31, 1994, VTX completed the restructuring of certain debt resulting in a pre-tax extraordinary gain on the extinguishment of the debt in the amount of $747,422 (which is net of expenses). VTX satisfied the mortgage debt owed to Fleet Bank in the principal amount of $2,080,496 by the payment of $1,200,000 plus a $100,000 second mortgage. The debt, which encumbered VTX's principal headquarters in Farmingdale, was satisfied by a new $1,200,000 first mortgage obtained from Sterling Commercial Capital, Inc. ("Sterling"), lead lender of a participating group, which included First Wall Street SBIC, L.P., Fundex Capital Corp. and Tappan Zee Capital Corp. In connection with the new loan, the Company issued warrants to purchase 250,000 shares of Common Stock to Sterling exercisable through March 31, 2001 at $.50 per share.

     On March 31, 1994, the Company appointed Mr. Donald W. Rowley to the position of president of the Company and its wholly-owned subsidiary, Vertex Electronics, Inc. Mr. Rowley was formerly chairman of Lantek Electronics, Inc. The Company and Lantek were parties to a consulting agreement, which agreement was mutually terminated by the parties. Mr. Rowley entered into a three year employment agreement with the Company pursuant to which he will devote his full time to the affairs of the Company and its subsidiaries. See "Certain
Relationships and Related Transactions." Also effective March 31, 1994, Mr. Stephen Stahl was appointed Executive Vice President and Mr. Nicholas Hutzel was appointed Controller and Corporate Secretary. Both were previously employed by the Company. On April 18, 1994, Mr. Robert Eide, a director since 1991, was appointed Chairman of the Board upon the resignation from the Board of Mr. Howard Lorber, and Mr. Rowley was appointed to the Board.

     On April 6, 1994, the Company completed an additional equity transaction (the "Additional Equity Transaction and, together with the Initial Equity Transaction, the "Equity Transactions") wherein the Company sold a total of 500,000 shares of Common Stock together with warrants to purchase 500,000 shares of Common Stock to unaffiliated investors resulting in gross proceeds to the Company of $250,000. The warrants were exercisable for a period of four years at a price of $.50 per share and have been exercised in full.

     On June 9, 1994, a transaction was completed whereby 3,950,000 shares of Common Stock offered by certain selling stockholders, which were issuable upon exercise of then outstanding warrants to purchase Common Stock issued in the Equity Transactions (the "Warrants") at a price of $.50 per share, were sold by such selling stockholders to Chatfield Dean & Co., Inc. (the "Underwriter") for a price of $11/8 per share, less a 15.5% underwriting discount (for a net price of approximately $0.95 per share) on a "firm commitment" basis. The Underwriter then resold the shares to the public for $11/8 per share. The Company did not receive any of the proceeds from the sale of such shares. The Company did, however, receive the net proceeds from the exercise of the Warrants of approximately $1,415,000. Such net proceeds were used by the Company to reduce outstanding trade accounts payable, purchase additional inventory and reduce the Company's revolving credit facility.

     On September 20, 1994, the Company's Board of Directors approved a consulting agreement for the Company's Chairman of the Board, Robert J. Eide. The consulting agreement provides for the Chairman to receive a bonus of 5% of the Company's net operating profits up to a maximum of $100,000 for the fiscal year ended June 30, 1995.

     In December 1994, VX Capital Partners, L.P. (the "Partnership") distributed to each of the limited partners of the Partnership their pro rata portion of a Promissory Note in the principal amount of $500,000 (the "Note"). Each limited partner, except for one limited partner holding a $105,250 portion of the Note, exchanged their pro rata portions of the Note for an aggregate of 789,500 shares of Common Stock of the Company. Such shares are being registered under the Registration Statement of which this Prospectus forms a part. In connection with the exchange of the Note into equity, the Company received a fairness opinion from an independent investment banking firm which stated that the exchange was fair to the stockholders of the Company from a financial point of view.

                                    BUSINESS

THE COMPANY

     VTX Electronics Corp. (the "Company"), through its wholly-owned Vertex Technologies Inc. subsidiary, is a multi-regional value-added specialty distributor of electronic components and cable, and a manufacturer of custom-made electronic cable assemblies used in providing connectivity solutions for customers operating a wide range of data communications. The Company adds value by providing connectivity solutions for customers. This includes linking or connecting standard or proprietary electronic devices and peripheral components from different manufacturers to provide solutions for various customer requirements. These may include sales of passive or active electronic components and/or the manufacture of custom-made electronic cable assemblies which the Company designs specifically to meet individual customer's unique and complete connectivity requirements.

     Management  believes  that the  Company's  technical  ability for providing connectivity solutions between the data system capabilities of many manufacturers and the specific connectivity needs of its customers, and its reputation for providing the design and manufacture of custom-made electronic cable assemblies that are subject to 100% computerized quality control testing will be the principal factors on which the Company will plan its future growth. See "Plan of Operations".

     The Company expects internal growth to be enhanced by what the Company perceives to be three continuing trends: (i) the increasing demand for data communications to provide timely information in the office environment and factory floor that requires connectivity solutions; (ii) the growing number of alternatives available to organizations of all sizes and all types of industries to increase productivity through improved or upgraded computer data systems; and
(iii) manufacturers of passive and active components increasingly preferring distributors, such as the Company, who are capable of offering complete connectivity solutions to the end user.

     The Company's executive offices are located at 61 Executive Boulevard, Farmingdale, New York 11735 and its telephone number is (516) 293-9880. Unless the context requires otherwise, all references herein to the Company and Vertex mean VTX Electronics Corp. and its subsidiaries.

BUSINESS STRATEGY

     The Company's business strategy is to develop a value-added distribution network through internal growth with a focus on connectivity solutions for data communications. Management believes it will continue to: (i) introduce new connectivity solutions; (ii) improve operating efficiencies through a more efficient organizational structure, eliminate duplicative activities, and integrate manufacturing capabilities between the three separate manufacturing facilities located in the United States; (iii) derive the benefits of critical mass through the opportunity to develop stronger relationships with, and obtain the best terms from, key suppliers; and (iv) derive the benefits of critical mass through the ability to distribute to and service large national and international customers.

     In its relationship with its customers, the Company focuses on providing connectivity solutions, thus adding significant value to the passive and active components it distributes. Such solutions include advising customers on the options available to meet their specific needs and manufacturing custom-made electronic cable assemblies for the customers. In addition, the Company continues to service the customers with components and assemblies as the customer's system grows. Management believes that manufacturers of products generally choose to build relationships with distributorships capable of offering advisory services, technical support, and other services such as manufacturing custom-made electronic cable assemblies. The Company believes it is perceived as a value-added distributor by both suppliers and customers as a result of its technical skills and knowledge of the marketplace, access to and understanding of the product capabilities, and technical design and manufacturing capabilities for custom-made electronic cable assemblies.

PRODUCTS AND SERVICES

     The Company's products and services consist principally of the distribution of a broad range of passive and active electronic components, and the design and manufacture of custom-made electronic cable assemblies used as solutions for connectivity requirements in data communications. Typically, passive components carry data signals without any processing or filtering of the data (e.g., electronic connectors, electronic wire and cable, cabinets and racks, and patch panels), while active components generate and/or regenerate and filter data signals (e.g., hubs, bridge, routers, gateways, and modems). The Company's principal product lines focus on connectivity solutions for data communications.

     The Company also designs and manufactures custom-made cable assemblies tailored to the customer's requirements, and offers project management and installation of structured wiring and network design for data communications. The Company employs design, engineering, and technical support personnel to develop alternative connectivity solutions and manufacture custom-made electronic cable assemblies.

     The Company is in the process of restructuring its operations to improve focus and productivity, which will emphasize the passive and active component areas of connectivity solutions, while discontinuing hardware and application and operating software areas of connectivity solutions. See, "Risk Factors--Inventory", "Plan of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

PRINCIPAL SUPPLIERS

     Management believes that the Company is not dependent on any particular supplier. The products that the Company distributes are generally characterized by a large number of products manufactured by a variety of companies. The Company deals with preferred suppliers and believes the Company has a good working relationship with each of its existing strategic suppliers including AMP, AT&T, Andrews, Cable Design Technologies, IBM, Madison Wire & Cable, Microtest, Novell, Ortronics, Proteon, Racal Datacom, Siecor, and Synoptics. For the fiscal year ended June 30, 1994, purchases from AT&T and Madison Wire & Cable accounted for 10.8% and 12.1%, respectively. AT&T and IBM accounted for 15.3% and 10.1%, respectively of purchases in fiscal 1993. In fiscal 1992, AT&T accounted for 17.1% of purchases.

     Through stock rotation rights and price protection arrangements with most of its major suppliers including AMP, AT&T and IBM, the Company has begun to reduce the risk of holding obsolete or over-priced product. Stock rotation rights allow distributors to return a certain proportion of their purchases in the event that the product does not sell. A price protection program gives the distributor a rebate on purchases during a specified period if the manufacturer subsequently lowers its prices. The price protection generally covers any purchases made within the most recent 60 to 90 day period prior to the manufacturer's price reduction.

     The Company works off manufacturers' lead times. Deliveries range from one week to approximately 90 days. The Company has a fully integrated on-line computer system that enables it to determine immediate inventory availability of the Company's entire inventory at its stocking facilities. The Company monitors and maintains manufacturers' delivery schedules to ensure "on-time" delivery for customers and to maintain proper inventory levels for the Company. The Company believes that it has recently adopted more thorough inventory control systems, and management currently does not believe it will be required to expense any significant amounts of inventory in the future. However, there can be no assurance there will not be further inventory write-offs.

     The Company's objective is to minimize lead times for its customers without financing excess stock levels or risking technological obsolescence. Several manufacturers have provided the Company an expedited shipping function in order to better service the Company's customers.

     The Company is in the process of restructuring its operations to improve productivity, which will emphasize centralized purchasing and establishment of preferred suppliers including primary and secondary supplier bases. The Company has written off approximately $1,200,000 of inventory during fiscal 1993 because of technological obsolescence and an additional write-down for discontinued products and obsolete inventory was taken during the fiscal year ended June 30, 1994 of approximately $262,000.

SALES AND MARKETING

     The Company offers a broad range of passive and active electronic components used as connectivity solutions to end-users, professionals who install and service data communications, and original equipment manufacturers (OEM's).

     The Company operates through seven locations in the Northeast, Mid-Atlantic and West Coast regions of the United States and one location in the United
Kingdom. All but one of the eight locations operate as a sales office and warehouse, whereas the one location is solely a sales office. In addition, the Company operates manufacturing operations in the states of New York, Maryland and California, plus one operation in the United Kingdom. These operations support the design and manufacture of custom-made and standard cable assembly requirements for the entire Company.

     The Company has recently consolidated its operations by closing two facilities and realigned the organizational structure of the other facilities in order to improve support of the Company's sales and marketing efforts to better service the Company's customers. See "Plan of Operations".

     In order to effectively meet each customer's needs, the sales force first gains an understanding of the customer's system connectivity requirements before recommending one or more possible solutions. The variety of products offered by the Company often allows the sales person to add value by providing alternative solutions or more complete solutions to customers' requirements and thereby gaining add-on sales. Where necessary, technical support personnel assist sales people in recommending the best solution. The Company generally does not participate in the design of computer systems but rather participates in the design and accomplishment of the connectivity required for data communications.

     The field sales force is supported by inside sales personnel who handle incoming customer calls, perform sales estimates, provide rapid responses to customer questions and assist in sales prospecting. In addition, compensation policies have been tailored to promote a profit-oriented, rather than a revenue-oriented, sales philosophy.

     Sales leads are typically generated by ongoing interaction with existing customers, sales calls to companies not currently customers, referrals from suppliers, and by advertising and promotional efforts. The advertising and promotion program for the Company consists of: (i) exhibits at national and regional trade shows; (ii) Company sponsored seminars and product demonstrations in regional areas; (iii) advertisements in trade publications; and (iv) direct mail campaigns to targeted market niches.

     The Company has recently refocused its sales and marketing strategy to concentrate its efforts in certain market niches in which it only distributes the products of preferred suppliers. These products represent passive components such as category 5 wiring products, fiber optics, and wireless communication products, and active components such as bridges, hubs, modems and reuters, including in the design and implementation of structured wiring solutions for network applications. The market for the Company's refocused products has historically remained more stable and has not been affected to the same degree by technological changes or price fluctuations. The majority of the products distributed by the Company are readily adaptable to various end-users in all industries.

MAJOR CUSTOMER

     The Company has one customer that has accounted for 10% or more of its sales during the last three fiscal years. Bloomberg L.P. accounted for approximately 10.1% of sales in fiscal 1992, approximately 11.4% of sales in fiscal 1993 and approximately 16.3% of sales in fiscal 1994.

COMPETITION

     All aspects of the Company's business are highly competitive. The Company competes with several national distributors, including Anixter, Inc., a subsidiary of Itel Corporation, and Kent Electronics Corporation, many of which have greater financial and other resources than the Company. The Company also competes with numerous distributors and systems integrators operating on a local or regional basis. The Company's principal method of competing with the other national distributors is by adding value to the active and passive components it sells by assisting its customers in achieving appropriate connectivity solutions. The other national distributors generally sell components on a higher volume driven basis than the Company and, therefore, can sell those components at a lower price to customers buying in bulk. However, such national distributors generally do not focus on connectivity solutions.

     The Company also competes with a large number of regional and local distributors and systems integrators. These entities generally provide value-added components to their customers, but frequently cannot provide comparable volume discounts and the price advantages as the Company is able to provide. The Company purchases many of the system components on a national scale directly from manufacturers and expects to be able to enhance its ability to obtain these price advantages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company believes that its ability to provide value-added specialty distribution, together with its design and manufacture capability to custom make electronic cable assemblies as well as making available technical support, differentiates the Company's from its primary competitors and gives the Company a competitive advantage. There can be no assurance the Company will be able to successfully exploit such advantage.

PRODUCT LIABILITY INSURANCE

     The Company maintains a comprehensive general liability insurance policy in the amount of $2,000,000, with an umbrella policy, including products liability, providing coverage in the aggregate amount of $20,000,000, which it believes to be adequate coverage.

EMPLOYEES

     As of March 29, 1995, the Company had 215 full-time employees. Of these, 61 are sales and marketing personnel; 12 are design, engineering, and technical support personnel; 38 are purchasing, warehouse and inventory control personnel; 72 are cable assembly manufacturing personnel; 11 are quality control personnel; and 21 are accounting, data processing and other administrative personnel. Fifty employees in the Company's Farmingdale facility are covered by a collective bargaining agreement. In addition to its employees, the Company uses other workers on a contract basis, as its needs require. The Company considers its relations with its employees to be good.

PROPERTY

     The location and size of each of the Company's facilities, the principal use of each facility and lease expiration date are summarized below:


     LOCATION                  SQUARE FOOTAGE        USE                                 Lease Expiration Date
     --------                  --------------        ---                                 ----------------------

Farmingdale, New York              45,000        Executive Office,                             *
                                                   Sales Office, Manufacturing
                                                   and Warehouse
Folcroft, Pennsylvania             15,000        Sales Office and                        September 1996
                                                   Warehouse
San Jose, California               12,450        Sales Office,                           May 1997
                                                   Manufacturing and
                                                   Warehouse
Torrance, California               11,200        Sales Office and                        May 1997
                                                   Warehouse
Elkridge, Maryland                 16,750        Sales Office,                           January 1997
                                                   Manufacturing and
                                                   Warehouse
Marlborough, Massachusetts         14,650        Sales Office and                        January 2000
                                                   Warehouse
Totowa, New Jersey                  2,085        Sales Office                            January 1996
                                                 Sales Office,
                                                  Manufacturing and
Corby, England                      3,000         Warehouse                              November 1996

- -------------------------
*The Company owns the Farmingdale facility.


     The Company's headquarters are in Farmingdale, New York. These premises, which consist of approximately 10,000 square feet of office space and approximately 35,000 square feet of manufacturing and warehouse space, are owned by the Company. The Company believes that its facilities are adequate for its current and presently foreseeable needs or that adequate replacement space is available.

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings which it believes could materially and adversely affect its financial condition; however, the Company is involved in routine litigation incidental to its business.


                               PLAN OF OPERATIONS


     In November, 1993, the Board of Directors retained Mr. Donald W. Rowley as a consultant to conduct an ongoing analysis of the Company's strategic strengths and weaknesses, and the Company's current operations. After Mr. Rowley's analysis, he recommended a restructuring plan including short term, near term and long term objectives. The Company's Board of Directors adopted all of Mr. Rowley's recommendations and plans, and in March 1994, retained him as president to enact them.


     The  Short  Term  Plan  involves  the  following   steps  which  have  been
implemented:

     o Closing Ohio and Georgia branch operations due to the extended period of time necessary to make these operations profitable.

     o "Right-sizing" the Maryland and Philadelphia branches to improve profitability.

     o    Lowering   corporate  office   operating   expenses  through  employee
          reductions.

     o Reducing overtime by manufacturing products based on forecasted product demand.

     The Near Term Plan involves the following steps which have been implemented at least in part:

     o    Implementing a new freight management program throughout the Company.

     o    Implementing centralized purchasing.

     o    Establishing standard sales operating procedures for all branches.

     o Establishing standard manufacturing and quality control policies and procedures in order to utilize the separate manufacturing operations as an integrated/interchangeable manufacturing resource.

     The Long Term Plan involves the following steps which have been implemented at least in part:

     o Establishing preferred suppliers including primary and secondary supplier bases.

     o Preparing and communicating to suppliers the Company's strategy of value added component distribution for connectivity solutions.

     o    Utilizing  any  additional   equity  financing  to  rebuild  financial
          relationships with suppliers to finance the Company's restructuring plan emphasizing products with a greater profit margin.

     o Implementing centralized purchasing and eliminating smaller purchases from multiple sources, thereby improving gross profit margins.


     The Short Term Plan has been implemented as follows: the Ohio and Georgia branch operations have been closed; the Maryland and Philadelphia branches has been "right-sized" through employee reductions of approximately 16 people; the corporate and branch office operating expenses have been lowered through employee reductions of approximately 18 people; and manufacturing overtime has been reduced by over 60% since December, 1993. The following items of the Near Term Plan have been implemented: a new freight management program was initiated approximately August 1, 1994; purchasing has been centralized for all branches; standard sales operating procedures have been established for all branches; and documentation for manufacturing and quality control policies and procedures among the manufacturing facilities has been initiated.

     The items mentioned in the Long Term Plan have begun being implemented as of the start of fiscal 1995.


                             SELECTED FINANCIAL DATA


     The selected financial data presented below are derived from the Company's audited and unaudited consolidated financial statements. The consolidated financial statements as of and for the years ended June 30, 1994, 1993 and 1992 have been audited by Grant Thornton LLP, independent certified public accountants. The selected financial data as of and for the years ended June 30, 1991 and 1990 are derived from audited consolidated financial statements of the Company not presented herein. The selected financial data presented below for the six-month periods ended December 31, 1994 and 1993 have been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of Management, the interim data includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data at and for such dates and periods. The results of operations for the six-month period ended December 31, 1994 are not necessarily indicative of the results of operations for the entire year. This financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere herein.

                      (In thousands, except per share data)


                                               Six Months Ended
                                                 December 31,                             Year Ended June 30,
                                            ----------------------    -------------------------------------------------------------
                                              1994         1993         1994         1993         1992         1991         1990
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

INCOME STATEMENT DATA:

Net sales                                   $  18,613    $  23,198    $  42,864    $  49,407    $  41,295    $  46,728    $  47,060
Cost of goods sold                             14,363       18,138       33,490       39,935       32,262       37,359       36,651
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Gross profit                                $   4,250    $   5,060    $   9,374    $   9,472    $   9,033    $   9,369    $  10,409
                                            =========    =========    =========    =========    =========    =========    =========

Income (loss) before extraordinary items    ($    218)   ($    360)   ($  2,934)   ($  2,030)   ($  1,963)   ($  3,493)   ($     99)
Extraordinary items                              --           --            747        2,492
                                             ---------    ---------    ---------    ---------   ---------    ---------    ---------

Net income (loss)                           ($    218)   ($    360)   $   2,187    $     462    ($  1,963)   ($  3,493)   ($     99)
                                            =========    =========    =========    =========    =========    =========    =========
Income (loss) earnings per share(1)
Net (loss) before extraordinary items       ($    .02)   ($    .07)   ($    .47)   ($    .35)   ($    .46)   ($   1.43)   ($    .04)
Extraordinary items                              --           --                         .12          .43         --           --
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Net income (loss) per share                 ($    .02)   ($    .07)   ($    .35)   ($    .08)   ($    .46)   ($   1.43)   ($    .04)
                                            =========    =========    =========    =========    =========    =========    =========

Weighted average number of shares
outstanding(1)                                 11,880        5,288        6,239        5,778        4,299        2,438        2,430
                                            =========    =========    =========    =========    =========    =========    =========


                                     December 31,                                              June 30,
                                ----------------------        --------------------------------------------------------------------
                                 1994           1993           1994           1993           1992         1991              1990
                                -------        -------        -------        -------        -------     -------           --------

BALANCE SHEET DATA:                                                                                                (As re-stated)(2)
Working Capital                 $ 5,345        $ 5,524        $ 5,320        $ 6,473        $10,183      $ 9,914        $12,743
Total assets                     14,262        $17,687         14,431         17,583         19,858       20,836         26,137
Long-term debt                    5,863          8,458          6,338          9,413         13,311       11,989         11,254
Stockholders' equity              3,080          1,242          2,808          1,552          1,054        1,975          5,391



(1)  See Notes to Consolidated Financial Statements.

(2) During fiscal 1991, the Company discovered that liabilities associated with the purchase of inventories and certain overhead selling and general and administrative costs which related to fiscal 1990 had not been recorded. The result of the Company's analysis, as verified by independent accountants retained by the Company, was to record in fiscal 1990 a prior period adjustment of approximately $1,033,000, and a reduction of previously accrued income taxes of approximately $372,000, or a net adjustment of $661,000 or $.27 per share. The effect of recording such adjustment was to decrease net assets and retained earnings by a like amount at June 30, 1990.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -  SIX MONTHS ENDED  DECEMBER 31, 1994 AND  DECEMBER 31,
1993

     Net sales for the six months ended December 31, 1994 were $18,613,000, as compared to the six months ended December 31, 1993 of $23,198,000, a decrease of 19.8%. The decrease was due to a high percent of turnover in the Company's sales force. These recently hired sales people must learn the Company's operation and computer system. The Company expects the sales force turn-over to result in a decrease in sales during the transition period of the new sales force. The aspect of the Company's business involving custom-made cable assemblies (referred to as manufacturing) increased by approximately $1,369,000 from $6,031,000 to $7,400,000 (2.3%) during the six months ended December 31, 1994 as compared with the prior year six months. During the same period, value added distribution sales of electronic components decreased by approximately $5,953,000 from $17,166,000 to $11,213,000 (34.7%) because the Company gave priority with respect to the above described manufacturing activities. The Company estimates that the profit margins respecting custom-made cable assemblies and value added distribution sales are approximately the same.

     The Company's restructuring change recorded at March 31, 1994 had an impact on the balance of the fiscal 1994 year. The change reduced the rent expense from abandoned leased facilities of $19,900 and legal expense for benefit settlements of $4,200.

     Gross profit for the six months ended December 31, 1994 was $4,250,000 or 22.8% as compared to the six months ended December 31, 1993 of $5,060,000 or 21.8%, a decrease in gross profit of $810,000 or 16%. The decrease was due to lower sales, offset by slightly higher gross profit margins. Profit margins have improved and are expected to continue to improve as a result of implementing centralized purchasing and eliminating smaller purchases from multiple sources.

     Selling, general and administrative expenses decreased by $825,000 or 16.8% to $4,077,000 for the six months ended December 31, 1994 from $4,902,000 for the six months ended December 31, 1993. The implementation of the Company's Restructuring Plan decreased expenses in the areas of salary and related expenses from headcount reductions, by approximately $328,000, bad debt reserves by $112,000, professional fees by $123,000, depreciation and amortization by $45,000, and overall general expenses by $217,000.

     During fiscal year 1994 a total of $524,000 provision for doubtful accounts
was  recorded   (which  includes   $33,000  for  the  United  Kingdom   accounts
receivables) versus a provision of $255,000 in the prior fiscal year.

     Interest expense decreased by $102,000 or 20.2% to $403,000 for the six months ended December 31, 1994 from $505,000 for the comparable six month in 1993. The decrease was due to reduced borrowing levels as a result of equity financing in prior quarters.


RESULTS OF OPERATIONS-YEARS ENDED JUNE 30, 1994 AND 1993

     Net sales for the year ended June 30, 1994 were $42,864,000, as compared to the year ended June 30, 1993 of $49,407,000, a decrease of 13.2%. The aspect of the Company's business involving the Company's custom-made cable assemblies (referred to as manufacturing) increased by approximately $174,000 from $12,085,000 to $12,259,000 (1.4%) during the fiscal year ended June 30, 1994 as compared with the prior fiscal year. During the same period, value added distribution sales of electronic components decreased by approximately $6,717,000 from $37,322,000 to $30,605,000 (18.0%) because the Company gave priority with respect to the above described manufacturing activities. The Company estimates that the profit margins respecting custom-made cable assemblies and value added distribution sales are approximately the same. This allocation of priorities was due to the Company's limited resources during the last fiscal year. Insufficient inventory stocking levels for most of fiscal 1994 resulted in delayed sales of value added distribution, or lost sales.

     Gross profit decreased by $98,000 or 1% for the year ended June 30, 1994 to $9,374,000 from $9,472,000 as compared to fiscal 1993. The decrease was primarily due to lower sales levels. The gross profit percentage for the year ended June 30, 1994, 1993, and 1992 was 21.9%, 19.2%, and 21.9%
respectively. The gross profit for the year ended June 30, 1993 was reduced when compared to June 30, 1992 and June 30, 1994 due to the $1,200,000 write-off of obsolete and slow moving inventory in the second quarter of fiscal year 1993.


     Selling, general and administrative expenses increased approximately $68,000 or 0.7% to $10,479,000 for the year ended June 30, 1994 from $10,411,000 as compared to fiscal 1993. Selling expenses decreased by approximately $907,000 mainly as a result of replacing several high fixed salary sales people with lower fixed salary plus commission sales people and reducing the number of sales people through closing two operations. A $524,000 provision for doubtful accounts was recorded for the year ended June 30, 1994 (which includes $33,000 for the United Kingdom accounts receivables) versus $255,000 in the prior fiscal year. Selling, general and administrative expenses included noncash compensation expense attributed to the Common Stock, stock options and warrants issued to officers, directors and consultants aggregating $582,000. Other selling, general and administrative expenses increased by $124,000 for the year ended June 30, 1994 as compared to fiscal 1993 mainly due to an increase of expense associated to recruiting and hiring new sales people, restructuring the Philadelphia branch operation, hiring outside programmers for the Bill of Materials system application, and general provision for employee issues.

     The Company's restructuring activities, which began at the end of the second quarter of fiscal 1994, are expected to continue through the second quarter of fiscal 1995. Certain of these activities, including the implementation of centralized purchasing, standardized manufacturing and quality control policies and procedures, and new freight management programs are intended to improve profitability without increasing expenses. In addition, the Company's restructuring plan is designed to realign its corporate headquarters and field operations (increasing overall profitability through the closing of certain branches), eliminate marginally profitable product lines and disposing of certain assets. Discontinued product lines included lower margin items such as hookup wire and outside plant cable and high technology hardware and software items. Approximately 16 people were terminated from branch closures and 18 people were terminated from "right-sizing" branch and corporate operations.

     The restructuring charges of $939,000 consists of provisions for termination of certain employment contracts, employee severance and benefit settlements of $264,000, inventory write-downs for discontinued product lines of $321,000, and abandonment of leased facilities, equipment and other assets of $354,000.

     Interest expense decreased by $147,000 or 14% for the year ended June 30, 1994 to $901,000 from $1,048,000. The decrease was due to lower borrowing levels for most of the fiscal year ended June 30, 1994 compared to the prior fiscal year.

RESULTS OF OPERATIONS - YEARS ENDED JUNE 30, 1993 AND 1992

     Net sales for the year ended June 30, 1993 were $49,407,000, as compared to the year ended June 30, 1992 of $41,295,000, an increase of 19.6%, which was the result of increased sales of value added electronic components and in manufacturing of custom assemblies. Gross profit percentages decreased to 19.2% in fiscal 1993 from 21.9% in fiscal 1992, reflecting a $1,200,000 charge to operations for obsolete and slow moving inventory.

     Selling,   general  and  administrative  expenses  increased  approximately
$444,000, or 4.5%, in fiscal 1993 because of increased sales.

     Interest expense was approximately $1,048,000, the same as in fiscal 1992 as the reduced levels of borrowing were offset by higher rates.

     The net income tax benefit of $7,600 reflects a reduction in a deferred tax liability of $26,000 offset by a current state income tax expense of $18,400. There is no current federal income tax expense as a result of a utilization of a net operating loss carryforward.

RESULTS OF OPERATIONS - YEARS ENDED JUNE 30, 1992 AND 1991

     Lower net sales for the year ended June 30, 1992 of $41,295,000, as compared to the year ended June 30, 1991 of $46,728,000, a decrease of 11.6%, occurred primarily in the first half of fiscal 1992 and was a result of supplier and customer concerns over the financial condition of the Company. Since that time, operational improvements and the positive reactions of the customers and suppliers to the Company's management change, an equity infusion and renegotiated credit facility, resulted in increased quarterly sales. Gross profit percentages increased to 21.9% in fiscal 1992 from 20.1% in fiscal 1991, reflecting changes in the Company's customer profile and the effect of the operational changes discussed above.

     Selling, general and administrative expenses decreased approximately $2,243,000, or 18.4%, in fiscal 1992 reflecting a full year's effect of the reductions in such expenses commenced in the latter part of fiscal 1991 as well as the non-recurring fourth quarter adjustments recorded in that year.

     Interest expense decreased approximately $222,000 or 17.5% in fiscal 1992 as a result of decreases in the prime lending rate which reduced the Company's overall borrowing rate.

     The income tax benefit of $19,500 reflects a reduction in deferred tax credits, as offset by over accruals of expected tax refunds recorded in prior fiscal years.

LIQUIDITY AND FINANCIAL CONDITION - AS OF  DECEMBER 31, 1994

     Working capital as of December 31, 1994 was $5,345,000 as compared with $5,320,000 as of June 30, 1994. The $25,000 increase in working capital was largely due to an increase in inventory, and prepaid expenses and other current assets, which was offset by a decrease in cash. Accounts Receivable increased as a percentage of sales in the first quarter ended September 30, 1994 of fiscal 1995 due to an increase in days sales outstanding (DSO) with certain customers. By the end of the second quarter of fiscal 1995 these customers paid down their accounts to a satisfactory status.

     Long term debt as of December 31, 1994 was $5,863,000 a decrease of $475,000 or 7.5% from $6,338,000 at June 30, 1994. This was due primarily to the Company's debt conversion of an equipment loan to common stock, reduced borrowing levels and payments of capitalized lease obligations and the Company's asset based revolving credit facility provides a maximum availability of $12,500,000 (amended to $10,000,000 on February 10, 1994) based on eligible accounts receivable and inventory. As of December 31, 1994, $6,279,000 was available under this facility of which $4,676,000 was drawn down. The Company intends to continue to employ this line of credit to finance inventory and accounts receivable.

LIQUIDITY AND FINANCIAL CONDITION - AS OF JUNE 30, 1994

     Working capital as of June 30, 1994 was $5,320,000 as compared with $6,473,000 as of June 30, 1993. The $1,153,000 decline in working capital was largely a result of a decrease in sales volume for year ended June 30, 1994. During that period, however, the Company's operations provided a positive cash flow of $628,002, notwithstanding the $2,187,000 net loss. Major factors contributing to the positive cash flow from operations during the year ended June 30, 1994 were decreased accounts receivable of approximately $1,598,000 and decreased inventory of approximately $754,000, offset by a decrease in accounts payable and accrued expenses of approximately $670,000.

     During March and April of 1994, the Company completed a series of two equity transactions whereby the Company sold 2,500,000 shares of its Common Stock together with 2,500,000 common stock purchase warrants for which the Company received $1,250,000. In June 1994, the Company completed the registration of the shares of Common Stock underlying the common stock purchase warrants, and received $1,415,000 representing the net proceeds from the exercise of these warrants. The proceeds from these transactions were used to reduce outstanding trade accounts payable, purchase additional inventory and reduce the revolving credit facility.

     The Company has typically, been extended trade credit for its inventory purchases from suppliers. In normal business practice, a supplier will establish a credit line and payment terms for the Company. Suppliers usually require payment on trade credit between 30 and 60 days. Generally, the Company has been able to arrange extended payment terms with its key suppliers and establish schedules to reduce the trade credit days outstanding with suppliers over an extended period of time during the past year. As of June 30, 1994, the Company had $5,196,000 in accounts payable and accrued expenses which represents about 51 days of trade credit.

     The Company has approximately $842,000 of inventory that is estimated to be slow moving, with reserves against this inventory of $758,000. The Company believes it will be able to realize the net amount of this inventory through customer incentive programs and disposals.

     Long term debt as of June 30, 1994 was $6,338,000, a decrease of $3,075,000 from $9,413,000 at June 30, 1993. The decrease was mainly due to the Company reducing the revolving credit facility by $2,458,000 and refinancing a portion of its debt resulting in a $747,422 extraordinary gain (net of expenses) on the extinguishment of debt.

     The Company currently has a revolving credit facility which provides for maximum borrowings of $12,500,000 at an interest rate of prime plus 2 3/4% with an additional commitment fee of 1/2% per annum on the daily average unused portion of the credit. Under the terms of the agreement, borrowings are limited to 80% of eligible accounts receivable (constituting those amounts outstanding 90 days or less) and 50% of eligible accounts receivable outstanding between 91 and 120 days, and 40% of regular inventory and 20% of slow moving inventory. As of June 30, 1994 the Company had approximately $5,513,000 availability under the facility, of which $4,713,000 was outstanding on that date. The loan is collateralized by substantially all of the assets of the Company not otherwise collateralized. This credit facility expires on December 31, 1995. The Company intends to continue to employ this line of credit to finance inventory and accounts receivable.

     In connection with its revolving credit facility, the Company is subject to restrictive covenants which impose certain limitations with respect to the Company's incurrence of indebtedness, capital expenditures, creation or occurrence of liens, declaration or payment of dividends or other distribution, mergers, consolidations and sales or purchases of substantial assets. In general, the Company is not allowed to incur further indebtedness or create additional liens on its assets except for unsecured current liabilities incurred in the ordinary course of business or liabilities incurred in the ordinary course of business secured by purchase money security interests not to exceed an aggregate of $750,000. The Company is not allowed to make loans or investments or provide guarantees or to prepay indebtedness. The Company is prohibited from paying dividends and may not enter into a merger, consolidation or sale of all or substantially all of its assets. Additionally, the Company is required to maintain consolidated net worth of not less than $750,000 and to maintain consolidated working capital, defined as current assets less current liabilities and debt outstanding under the credit facility, of not less than a negative $1.5 million. The Company is currently in compliance with the restrictive covenants and financial tests under the credit facility.

     At June 30, 1994, the Company has net operating loss carryforwards for tax purposes of approximately $4,384,000. Such net operating loss carryforwards expire through fiscal year 2009. The Company's use of its net operating loss carryforward is limited as the Company is deemed to have undergone an "ownership change", as defined in the Internal Revenue Code Section 382, during the fiscal years ended June 30, 1992 and June 30, 1994. The Company's ability to utilize net operating loss carryforwards of approximately $3,655,000, which arose prior to the ownership change, is limited to approximately $615,000 annually during the carryforward period.

     In December 1994, VX Capital Partners, L.P. (the "Partnership") distributed to each of the limited partners of the Partnership their pro rata portion of a Promissory Note in the principal amount of $500,000 (the "Note"). Each limited partner, except for one limited partner holding a $105,250 portion of the Note, exchanged their pro rata portions of the Note for an aggregate of 789,500 shares of Common Stock of the Company. Such shares are being registered under the Registration Statement of which this Prospectus forms a part. In connection with the exchange of the Note into equity, the Company received a fairness opinion from an independent investment banking firm which stated that the exchange was fair to the stockholders of the Company from a financial point of view.


LIQUIDITY AND CAPITAL RESOURCES - AS OF JUNE 30, 1993 AND 1992

     As of June 30, 1993, the Company's working capital was $6,473,000 a decrease of $3,709,000 as compared to June 30, 1992. The decline in working capital was due to an inventory reduction of $2,848,000 which included planned inventory reductions and a $1,200,000 write-down for obsolete and slow moving inventory taken in the second quarter, a $588,000 increase in trade payables required to support increased sales and a $563,000 increase in the current portion of long term debt resulting from refinancing and capital acquisitions. This was offset by a $798,000 increase in accounts receivable.

     On December 31, 1992, the Company entered into a three year long-term revolving credit facility, providing a maximum availability of $12,500,000 bearing interest at prime plus 2-3/4%, with advances based upon eligible accounts receivable and inventory.

     The Company is required to pay a commitment fee of 1/2% per annum on the daily average unused portion of the credit line.

     As of June 30, 1993, $7,333,000 was available under this facility of which $7,171,000 has been drawn down. Management believes the Company may need additional working capital to fund the future growth of the business. Capital expenditures expected in fiscal 1994 are not expected to be material.

     The new long-term senior revolving credit facility replaced a $10,900,000 revolving asset based loan which had an outstanding balance of approximately $10,100,000 as well as a $2,000,000 collateralized term loan. The Company satisfied its indebtedness and obligations to the financial institutions by paying approximately $8,000,000 and converting $1,500,000 to a new subordinated term loan secured by a second mortgage on its New York facility. The balance of $2,600,000 of debt was forgiven and recorded as an extraordinary gain net of expenses in the statement of operations for the year ended June 30, 1993.

     The $1,500,000 subordinated, collateralized term loan bore interest at 8% through December, 1997, at which time the Company had the right to convert to a fluctuating interest rate at prime plus 2% through the loan's retirement on December 31, 2002, or continue at a fixed rate based on the prime rate as of
December  15,  1997 plus 2%. The loan was payable in monthly  installments  with
$500,000  principal  due by June  30,1994 and the  remaining  $1,000,000  due in monthly installments through December 31, 2002. This indebtedness was restructured in March, 1994. See "-Liquidity and Financial Condition - As of March 31, 1994."

     In connection with the bank lending arrangements described above, the Company maintains minimal cash balances. As a result, there was a decrease in cash for the year ended June 30, 1993 of approximately $156,000. Net borrowing for the year ended June 30, 1993, decreased approximately $3,335,000 (which includes a $2,600,000 forgiveness of debt realized in fiscal 1993 as an extraordinary gain on the extinguishment of debt).

     As of June 30, 1993, the Company has net operating losses available to offset future taxable income of approximately $3,600,000, expiring through 2007. However, the Company's ability to utilize $2,160,000 of this loss is limited to approximately $134,500 per year during the carryforward period.

INFLATION

     For the last three fiscal years, the Company has not been significantly affected by inflation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The Directors and Executive Officers of the Company and certain information concerning them as of May 8, 1995 are set forth below:


                        POSITION WITH                    FIRST YEAR
     NAME               THE COMPANY                AGE   BECAME DIRECTOR
     ----               ------------               ---   ---------------

Robert J. Eide          Chairman of the Board       42       1991

Donald W. Rowley        President, Director         43       1994

Steven J. Bayern        Director                    46       1992

Robert L. Frome         Director                    54       1992

Paul L. McDermott       Director                    40       1992

Jeffrey S. Podell       Director                    53       1992

Mark E. Bloom           Director                    43       1994


The Executive Officers of the Company who are not Directors are set forth below:


NAME                             POSITION WITH THE COMPANY        AGE
- ----                             -------------------------        ---


Nicholas T. Hutzel               Controller and Secretary         25



     ROBERT J. EIDE, age 42, has been a Director of the Company since October, 1991 and was Secretary of the Company from October, 1991 to January, 1992. Mr.Eide was named Chairman of the Board in April, 1994. Mr. Eide is Executive Vice President and Secretary of VX Acquisition Corp. which is the general partner of VX Capital Partners, L.P. Mr. Eide is a private investor and has been a principal owner of Aegis Capital Corp., a member firm of the NASD for more than five years. Mr. Eide is a director of Nathans Famous, Inc., a Nasdaq National Market listed company and the Brooke Group Ltd., a New York Stock Exchange listed company. Mr. Eide is an attorney licensed to practice law in the State of New York. Mr. Eide has been a shareholder and officer of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties. Several of these partnerships filed for protection under the federal bankruptcy laws in 1989, 1990 and 1991.

     DONALD W. ROWLEY, age 43, has been a Director and President of the Company since March, 1994. From 1992 to March, 1994, Mr. Rowley served as Chairman and Director of Lantek Electronics, Inc., a specialty wire and cable distributor which formerly provided the Company with consulting services. From March, 1992 to December, 1992, he served as a Director of the Maddox Group, Plc. Since 1989, Mr. Rowley has been a Director of the Peak Technologies Group, Inc., a Nasdaq National Market listed company, and also served from February, 1989 to November, 1992, as Vice President and Chief Financial Officer. Since 1989, Mr. Rowley has been Vice President, Treasurer and Chief Financial Officer of Edwardstone & Company, Inc. From 1988 to 1989, he was Vice President and Chief Financial Officer of Thomson T-Line, Inc., a wholly-owned subsidiary of Thomson T-Line Plc.

     STEVEN J. BAYERN, age 46, has been a Director of the Company since 1992. Mr. Bayern is a principal of Cyndel & Co., Inc., a financial/management company since October 1992 to the present. Mr. Bayern was registered as a principal with Aegis Capital Corp., a member firm of the National Association of Securities Dealers, Inc., from February, 1991 to November, 1992. From 1984 to 1990, Mr. Bayern was President and a principal of S.J. Bayern & Co., Inc., a member firm of the National Association of Securities Dealers, Inc.

     ROBERT L. FROME, age 54, has been a Director of the Company since January, 1992. Mr. Frome has been engaged in the practice of law for more than five years as a member of the law firm of Olshan Grundman Frome & Rosenzweig. Mr. Frome is a Director of Sidari Corp., an Italian food importing company, and Healthcare Services Group, Inc. and is Assistant Secretary of United Capital Corp., an American Stock Exchange listed company.

     PAUL L. MCDERMOTT, age 40, has been a Director of the Company since January, 1992. Mr. McDermott has been with Nomura Securities International, Inc. since November, 1986 most recently as a Managing Director of Nomura Securities International, Inc. and prior thereto the Vice President and Section Head of the Mergers and Acquisitions Group. In such capacities, he is responsible for overseeing the structuring and negotiation of mergers and acquisitions transactions. Mr. McDermott is a Director of Perceptron, Inc., a Nasdaq National Market listed company and New Valley Corporation, a company traded on the Electronic Bulletin Board.

     JEFFREY S. PODELL, age 53, has been a Director of the Company since January, 1992. Mr. Podell has been the Chairman of the Board and President of Newsote Inc. since September, 1989 and has been a private investor for more than five years. Mr. Podell is an attorney licensed to practice law in the State of New York. Mr. Podell is a Director of Brooke Group, Ltd., a New York Stock Exchange listed company.

     MARK E. BLOOM, age 42, has been a Director of the Company since December 1994. Mr. Bloom has been Managing Director of Client Services for Walsh, Greenwood & Co., an investment management firm, since June, 1992. From October 1979 until 1992, Mr. Bloom was a tax partner and subsequently a managing partner, with BDO Seidman, a certified public accounting firm. Mr. Bloom is a Director of SkyBox International Inc., a Nasdaq National Market listed company, B&T Holdings Inc. a London Stock Exchange company and Cray Electronics Holdings, a London Stock Exchange company.


     The  following  are  the  Executive  Officers  of the  Company  who are not
Directors:


     NICHOLAS T. HUTZEL, SECRETARY, age 25, has been employed by the Company since 1993. Mr. Hutzel has been Controller and Secretary of the Company since March 1994. Prior thereto, Mr. Hutzel was a Controller of Corporate Service, Inc. from February, 1992 to May, 1993. Previous to that time, Mr. Hutzel was a staff accountant at Griesmeyer & Olsen, Certified Public Accountants for more than three years.

EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the one other executive officer of the Company other than the CEO whose salary and bonus exceed $100,000 with respect to the fiscal year indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                                                   ---------------------------
                                                                  OTHER ANNUAL                   ALL OTHER
NAME AND                                       SALARY     BONUS   COMPENSATION     NUMBER OF    COMPENSATION
PRINCIPAL POSITION                      YEAR     ($)       ($)        ($)(1)        OPTIONS          ($)
- ------------------                      ----  ---------   -----   -------------    ----------   ------------
Donald W. Rowley,                       1994    62,692      --         --            300,000      3,580(3)
  President

Michael Scanzano,                       1994    59,711      --         --                 --        --
  President                             1993   126,770      --         --             20,000        --
                                        1992   136,039      --         --                 --        --

Charles J. McMullin,                    1994    48,654      --         --                 --        --
  Chief Executive Officer (2)           1993   146,579      --         --             60,000        --
                                        1992   116,768      --         --             20,000        --


(1) Prerequisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(2) As of October 1993, Mr. McMullin was no longer an Executive Officer or Employee of the Company. Mr. Donald W. Rowley was appointed to replace Mr. McMullin.

(3) The Company has purchased for Mr. Rowley a split dollar life insurance policy. The Company pays the premium on such policy.

     The Company has no defined benefit pension plans.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company will receive an annual fee of $6,000 and a fee of $1,000 for each Board of Directors meeting attended and will be reimbursed for their expenses. Non-employee members of committees of the Board of Directors will be paid an annual fee of $1,000 for each committee they serve on and $500 for each committee meeting attended.

STOCK OPTION TABLE

     The following table provides further information with respect to the options granted to the President, Mr. Rowley as of the fiscal year ended June 30, 1994.

                                                     Options Granted in Last Fiscal Year

                                                             Individual Grants(1)
                             --------------------------------------------------------------------------------
                                              % of Total Options
                             Options         Granted to Employees      Exercise or Base
NAME                         Granted (#)        in Fiscal Year           Price ($/Sh)         Expiration Date
- ----                         -----------     ---------------------     -----------------      ---------------
Donald W. Rowley             300,000(2)              100%                     .50                   (3)

(1) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on the Company's Common Stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or differences in vesting periods.

(2) Options to purchase 300,000 shares are exercisable one-third at March 31, 1995, one-third at March 31, 1996 and one-third at March 31, 1997.

(3)  Options expire five years from the date they become exercisable.

     The following table provides information with respect to options exercised and option values as of the fiscal year ended June 30, 1994.


              AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                 Value of
                                                         Number of             Unexercised In-
                                                        Unexercised              the-Money
                      Shares                            Options at               Options at
                    Acquired on       Value              12/31/94              12/31/94 ($)(1)
                     Exercise        Realized           Exercisable/            Exercisable/
NAME                    #               $               Unexercisable           Unexercisable
- ----                -----------      --------           -------------           -------------
Donald W. Rowley        0               0               0/300,000               0/150,000


(1) The dollar value of unexercised options is calculated by determining the difference between the fair market of the Company's Common Stock which underlies the option at December 31, 1994, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     On March 31, 1994, the Company entered into an employment agreement with its newly appointed president which requires total annual minimum compensation of $200,000 through March 1997 plus an annual bonus based on a percent of specified levels of achieved net profits. In addition, the Company's President deposited $50,000 with a lender as cash collateral for a portion of a loan made to an entity the president previously served as an officer and director (Note
15). The Company has agreed, pursuant to the employment agreement, to purchase such cash collateral from its president for $50,000 in the event such cash collateral is not released by March 31, 1995 and, in turn, the Company's President agreed to assign to the Company at such time his rights and privileges with respect to such cash collateral.


                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth as of the date of this Prospectus, certain information regarding beneficial ownership of the Common Stock held by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table, (iv) all of the Company's executive officers and directors as a group and (v) each Selling Stockholder.


                                                                                             Shares to
                                                      Shares Beneficially Owned Prior        be Sold in      Shares Beneficially
                                                              to Offering                     Offering       Owned After Offering
                                                       ----------------------------          ----------      ----------------------
Name and Address
OF BENEFICIAL OWNER                                       NUMBER            PERCENT                            NUMBER       PERCENT
- -------------------                                       ------            -------                            ------       -------

Aeroflex Incorporated                                  1,247,600(1)           9.9%               --           1,247,600        9.9%
35 South Service Road
Plainview, NY 11803

Steven J. Bayern                                         419,781(2)(3)        3.3              86,500           333,281        2.6

Robert J. Eide                                           258,750(4)           2.0                --             258,750        2.0

Robert J. Eide Family Trust                              481,519(2)           3.8             126,300           355,219        2.8

Robert L. Frome                                          758,625(2)(5)        6.0             162,000           596,625        4.7
505 Park Avenue
New York, NY 10022

Paul L. McDermott                                        641,994(2)(6)        5.1             157,900           484,094        3.8
180 Maiden Lane
New York, NY 10038

Jeffrey S. Podell                                        641,994(2)(7)        5.1             157,900           484,094        3.8
70 East Sunrise Highway
Valley Stream, NY 11581

Donald W. Rowley                                         182,350(2)(8)        1.4              21,600           160,750        1.3

Joseph Nemeth                                            134,200(2)           1.1              35,200            99,000         *

KDE Financial                                            120,475(2)            *               31,600            88,875         *


                                                                                             Shares to
                                                      Shares Beneficially Owned Prior        be Sold in      Shares Beneficially
                                                              to Offering                     Offering       Owned After Offering
                                                       ----------------------------          ----------      ----------------------
Name and Address
OF BENEFICIAL OWNER                                       NUMBER            PERCENT                            NUMBER       PERCENT
- -------------------                                       ------            -------                            ------       -------
Scott Gruder                                              40,031(2)            *               10,500           29,531          *

Charles Trapp                                            100,000               *               50,000           50,000          *

Mark Bloom                                                     0                0                0                0             0

Roland Catalano                                          532,500(9)            4.2             500,000          32,500          *

Henry Hackel                                             500,000               4.0             500,000            0             0

Lakewood Trading Group,                                  500,000               4.0             500,000            0             0
Inc.

Congregation Ohel Baruch                                 250,000               2.0             250,000            0             0

United Krasna Organization                               250,000               2.0             250,000            0             0

Laura Huberfeld                                          250,000(10)           2.0             250,000            0             0

Naomi Bodner                                             250,000(10)           2.0             250,000            0             0

All directors and executive
officers as a group (9
persons)                                               2,903,494(11)          22.0             585,900        2,317,594       17.7

*    Less than 1%.

(1) Based upon a Statement on Schedule 13D filed with the Securities and Exchange Commission on February 9, 1990 and the sale of 500,000 shares of Common Stock to VX Capital Partners, L.P. ("VX") on October 18, 1991. VX, with the consent of Aeroflex Incorporated, has granted Norstar Bank presently exercisable options to purchase 250,000 shares of Common Stock at $3.00 per share (market price at date of grant was $.81). Mr. Michael Gorin, President of Aeroflex Incorporated, exercises voting power over the shares owned by ARX.

(2) The shares of Common Stock being sold in this offering by such individuals or entities was transferred to such individuals or entities in December 1994 pursuant to the liquidation of VX. Such individuals are not registering all of the shares they received from VX in this Registration Statement.

(3) Includes presently exercisable options to purchase 90,000 shares. Mr. Bayern has been a Director of the Company since January 1992.

(4) Includes presently exercisable options to purchase 190,000 shares. Does not include shares held by the Robert J. Eide Family Trust, for the benefit of his family of which Mr. Eide disclaims beneficial interest. Mr. Eide has been a Director of the Company since October, 1991 and was Secretary of the Company from October, 1991 to January, 1992. Mr. Eide was named Chairman of the Board of the Company in April,

     1994. Also includes 68,750 shares owned of record by an unaffiliated party, as to which Mr. Eide and two other individuals have an irrevocable proxy to vote.

(5) Includes presently exercisable options to purchase 90,000 shares and 1,000 shares purchased by the minor daughter of Mr. Frome. Mr. Frome has been a Director of the Company since January, 1992 and is a member of Olshan Grundman Frome & Rosenzweig, which is general counsel to the Company.

(6) Includes presently exercisable options to purchase 40,000 shares. Mr. McDermott has been a Director of the Company since January, 1992.

(7) Includes presently exercisable options to purchase 40,000 shares. Mr. Podell has been a Director of the Company since January, 1992.

(8) Excludes options to purchase 300,000 shares which are not presently exercisable. Mr. Rowley has been a Director and President of the Company since March, 1994.

(9) Includes 250,000 shares owned by Mr. Catalano's individual retirement account.

(10) Ms. Huberfeld and Ms. Bodner are related parties.

(11) Includes presently exercisable options to purchase 510,000 shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Robert L. Frome, a Director of the Company, is a member of the law firm of Olshan Grundman Frome & Rosenzweig, general counsel to the Company. Fees received from the Company by such firm during the fiscal year ended June 30, 1994 did not exceed 5% of such firm's or the Company's revenues.

     On April 18, 1994, the Company granted five year options to purchase Common Stock at $.50 per share to the following members of its Board of Directors:
Robert Eide - options to purchase 150,000 shares; Steven Bayern - options to purchase 50,000 shares; and Robert L. Frome - options to purchase 50,000 shares. The options were granted pursuant to a Board approved stock option plan. The adoption of the plan and issuance of the options were approved at the July 27, 1994 Annual Meeting of Stockholders. In addition, the Company recently entered into a three year management consulting agreement with Mr. Bayern pursuant to which he will receive $4,000 per month for his services.

     In connection with the Company's completion of an equity transaction in March, 1994, one investor, Henry Hackel, a Selling Stockholder in this offering, who purchased 500,000 shares and warrants received personal guarantees from certain partners of VX Capital Partners, L.P., all of whom are Directors of the Company and collectively constitute the majority of the Company's Board of Directors, that in the event of a loss from the sale of the shares, they will indemnify the investor at any time through February 16, 1996. Mr. Hackel was the first investor in the equity transactions commenced in March 1994 and the guarantors agreed to provide the guarantees as an incentive for his participation in the equity transactions. The guarantees have been mutually terminated by the parties thereto.

     On March 31, 1994, the Company entered into an employment agreement with its President, Donald W. Rowley. The agreement is for a term of three years and pays compensation to Mr. Rowley at the rate of $200,000 per year. In addition, Mr. Rowley is eligible to receive a bonus of between $25,000 and $200,000 if he is able to meet net profit goals set forth in his business plan and approved by the Company's Board of Directors. The agreement also allowed Mr. Rowley to purchase 100,000 shares of the Company's stock at $.50 per share subject to a promissory note and granted to him options to purchase an additional 300,000 shares at an exercise price of $.50 per share. The options are exercisable one-third at March 31, 1995, one-third at March 31, 1996, and one-third at March 31,1997 and expire five years from the date they become exercisable. Additionally, Mr. Rowley deposited

$50,000 as cash collateral for a loan from Congress Financial Corporation to Lantek Electronics, Inc., Mr. Rowley's former employer. The agreement requires the Company to replace its cash collateral for Mr. Rowley's cash collateral if the collateral has not been released by March 31, 1995. The Company and Mr. Rowley are currently negotiating the terms of a replacement or an extension.

     On September 20, 1994, the Company's Board of Directors approved a consulting agreement for the Company's Chairman of the Board, Robert J. Eide. The consulting agreement provides for the Chairman to receive a bonus of 5% of the Company's net operating profits up to a maximum of $100,000 for the fiscal year ended June 30, 1995.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, par value $.01 per share. The Company's preferred stock may be issued by the Board of Directors without further action by the Company's shareholders, in one or more series having such powers, preferences and rights (including, without limitation, voting rights), and such qualifications, limitations or restrictions, as the Board may hereafter prescribe. As of the date of this Prospectus, 12,627,000 shares of Common Stock were outstanding and no shares of the Company's preferred stock were outstanding.

     The shares of Common Stock covered by this Prospectus are fully paid and nonassessable. Holders of the Common Stock have no preemptive rights. Each stockholder is entitled to one vote for each share of Common Stock held of record by such stockholder. There is no right to cumulate votes for the election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of Common Stock are to be distributed ratably among such stockholders in proportion to their holdings (after providing for liquidation preferences of any preferred stock of the Company then outstanding). Subject to the preference applicable to any preferred stock of the Company then outstanding, holders of Common Stock are entitled to dividends when, as and if declared by the Board out of funds legally available therefor.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and registrar for the Common Stock is American Stock Transfer and Trust Company of New York, New York.

                              PLAN OF DISTRIBUTION


     The Common Stock may be offered for the account of the Selling Stockholders from time to time on AMEX, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Any broker-dealer acquiring shares from the Selling Stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on AMEX, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses of the Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.


                                  LEGAL MATTERS

     Certain matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig, 505 Park Avenue, New York, New York 10022. Robert L. Frome, a partner in such law firm, is a director of the Company and owns for the benefit of himself and members of his firm 668,625 shares of Common Stock, including 1,000 shares held by his minor daughter. Mr. Frome also holds presently exercisable options to purchase 90,000 shares of Common Stock of the Company. Steven Wolosky, also a member of such firm, holds presently exercisable options to purchase 20,000 shares of Common Stock.

                                                  Suite 3S01
                                                  One Huntington Quadrangle
                                                  Melville, NY 11747-4464
                                                  516 249-6001

                                                  FAX 516 249-6144

                                                               Grant Thornton

REPORT OF INDEPENDENT CERTIFIED                   Accountants and
PUBLIC ACCOUNTANTS                                Management Consultants

                                                  The U.S Member Firm of
                                                  Grant Thornton International

Board of Directors and Stockholders
  VTX ELECTRONICS CORP.

     We have audited the accompanying consolidated balance sheets of VTX Electronics Corp. and Subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VTX Electronics Corp. and Subsidiaries as of June 30, 1994 and 1993, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended June 30, 1994, in conformity with generally accepted accounting principles.

     In connection with our audits of the consolidated financial statements referred to above, we have also audited Schedules II and VIII for each of years in the three-year period ended June 30, 1994. In our opinion, these schedules present fairly, in all material respects, the information required to be set forth herein.


                                             /s/  Grant Thornton
                                             ------------------
                                             GRANT THORNTON


Melville, New York
September 9, 1994 (except for
Note 16 b, as to which date is
September20, 1994)

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                 JUNE 30,            JUNE 30,
ASSETS                                                                            1994                 1993
- ------                                                                        -------------       -------------
CURRENT ASSETS:
   Cash                                                                        $    593,438        $    80,125
   Accounts receivable, net of allowance for
    doubtful accounts of $394,000 and $216,000,
    in 1994 and 1993, respectively                                                6,061,826          8,183,587
   Inventories, net                                                               3,628,949          4,466,555
   Prepaid expenses and other current assets                                        295,151            295,900
   Refundable and prepaid income taxes                                               13,040             64,754
                                                                               -------------       -----------
   TOTAL CURRENT ASSETS                                                          10,592,404         13,090,921


PROPERTY, PLANT AND EQUIPMENT, net                                                3,558,540          4,049,282


DEFERRED CHARGES AND OTHER ASSETS                                                   280,525            442,410
                                                                               -------------       -----------

TOTAL ASSETS                                                                    $14,431,469        $17,582,613
                                                                               =============       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Current portion of long-term debt                                            $    75,815        $   738,479
   Accounts payable and accrued expenses                                          5,196,455          5,879,176
                                                                                ------------       -----------

   TOTAL CURRENT LIABILITIES                                                      5,272,270          6,617,655

LONG-TERM DEBT                                                                    6,338,355          9,413,428

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARY                                                      12,534             - -

STOCKHOLDERS' EQUITY:
   Preferred stock, par value, $ .01 per
    share; authorized 5,000,000 shares;
    none issued and outstanding                                                      - -                - -
   Common stock, par value $ .10 per
    share; authorized 20,000,000
    shares; issued and outstanding 11,837,500
    shares as of June 30, 1994 and 5,287,500
    shares as of June 30, 1993                                                    1,183,750            528,750
   Paid-in capital                                                                8,275,676          5,289,628
   Accumulated deficit                                                           (6,389,506)        (4,202,429)
   Notes receivable from officer                                                   (100,000)        (   50,000)
   Deferred compensation                                                           (154,687)            - -
   Cumulative translation adjustment                                                 (6,923)        (   14,419)
                                                                                -----------        ------------


   TOTAL STOCKHOLDERS' EQUITY                                                     2,808,310          1,551,530
                                                                                ------------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $14,431,469        $17,582,613
                                                                                ============       ===========

   The accompanying notes are an integral part of these financial statements.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           FOR THE YEARS ENDED
                                                           ---------------------------------------------------
                                                             JUNE 30,            JUNE 30,            JUNE 30,
                                                              1994                 1993                1992
                                                           ------------         ------------       -----------
Net sales                                                  $42,864,272          $49,406,815        $41,295,052

Cost of goods sold                                          33,490,460           39,934,940         32,262,486
                                                           ------------         ------------       -----------

Gross profit                                                 9,373,812            9,471,875          9,032,566

Selling, general and administrative
   expenses                                                 10,478,818           10,410,870          9,966,842

Restructuring charges                                          939,000               -                  -

Interest expense                                               901,314            1,047,972          1,048,245
Foreign currency loss (gain)                                   (10,821)              68,961              -
                                                           ------------         ------------       -----------

Loss before income taxes and extraordinary items            (2,934,499)          (2,055,928)        (1,982,521)

Income tax benefit                                              -                   (26,000)           (19,500)
                                                           ------------         ------------       ------------
                                                            (2,934,499)          (2,029,928)        (1,963,021)
Extraordinary item
   Gain of $780,496 and $2,600,000 on
     extinguishment  of debt in 1994 and 1993,
     respectively, net of related expenses of
     $33,074 and $90,000, respectively,
     and income taxes of $188,400 in
     1993                                                      747,422            2,321,600             -

  Utilization of net operating loss carryforward                 -                  170,000             -
                                                           ------------         ------------       -----------

Net income (loss)                                          $(2,187,077)         $   461,672        $(1,963,021)
                                                           ------------         ------------       -----------

Income (loss) per share
  Loss before extraordinary item                              ($.47)              ($.35)              ($.46)
  Extraordinary item                                            .12                 .43                 -
                                                           ------------         ------------       -----------
   Net income (loss) per share                                ($.35)               $.08               ($.46)
                                                           ------------         ------------       -----------



Weighted average number of shares
   outstanding                                               6,239,417            5,777,548          4,298,565
                                                           ------------         ------------       -----------


   The accompanying notes are an integral part of these financial statements.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1994, 1993 AND 1992



                                                                                Notes
                                                                              Receivable  Cumulative                  Total
                                   Common Stock      Paid-in    Accumulated      From     Translation   Deferred   Stockholders'
                              Shares      Amount     Capital     (deficit)      Officer   Adjustment  Compensation    Equity
                            ----------  ----------  ----------  ------------  ----------  ----------  ------------  ----------
Balance July 1, 1991         2,437,500    $243,750  $4,488,104  ($2,701,080)                           ($55,323)   $1,975,451

Net Loss                                                         (1,963,021)                                       (1,963,021)

Sale of common stock,
net of related costs of
$138,000                     2,750,000     275,000     716,028                                                        991,028

Cancellation of non-
qualified stock options
(Note 10)                                               (4,504)                                           4,504             0

Amortization of deferred
compensation                                                                                             50,819        50,819
                            ----------  ----------   ---------- ------------  ----------    --------- ----------   ----------

Balance, June 30, 1992       5,187,500     518,750   5,199,628   (4,664,101)                                  0     1,054,277

Net Income                                                          461,672                                           461,672

Sale of common stock           100,000      10,000      90,000                                                        100,000

Note receivable from
officer                                                                        ($50,000)                              (50,000)

Translation adjustment                                                                      ($14,419)                ($14,419)
                            ----------  ----------  ----------  ------------  ----------    --------- ----------   ----------

Balance, June 30, 1993       5,287,500     528,750   5,289,628   (4,202,429)    (50,000)     (14,419)         0     1,551,530

Net loss                                                         (2,187,077)                                       (2,187,077)

Issuance of common
stock (net of related
costs of $560,000)           6,550,000     655,000   2,059,954                                                      2,714,954

Note receivable from
officer                                                                         (50,000)                              (50,000)

Warrants issued to lender                              175,781                                                        175,781

Warrants issued to officer                              56,250                                                         56,250

Options granted to
officers and directors                                 325,000                                         (168,750)      156,250


Warrants and options
granted to consultants                                 369,063                                                        369,063

Foreign translation                                                                            7,496                    7,496
adjustment

Amortization of Deferred
compensation                                                                                             14,063        14,063
                            ----------  ----------  ----------  ------------  ----------    --------- ----------   ----------

Balance, June 30, 1994      11,837,500  $1,183,750  $8,275,676  ($6,389,506)  ($100,000)     ($6,923) ($154,687)   $2,808,310
                            ==========  ==========  ==========  ============  ==========    ========= ==========   ==========


      The accompanying notes are an integral part of these financial statements.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED JUNE 30,
                                                         ----------------------------------------------
                                                               1994            1993            1992
                                                               ----            -----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss) ..................................     ($2,187,077)            $461     ($ 1,963,021)
Adjustments to reconcile net income (loss) to net
 Cash provided by/(used in) operating activities:
    Depreciation and amortization ..................         682,866          623,711          500,247
    Provision for losses on accounts receivable ....         524,000          255,000          455,000
    Provision for slow moving and obsolete
    inventories ....................................          83,749        1,200,000          375,000
    Non-cash compensation ..........................         581,563             --               --
   Gain (loss) on sale of assets ...................         (11,500)          19,824             --
   Deferred income tax benefit .....................            --            (26,000)         (54,000)
   Extinguishment of debt ..........................        (780,496)      (2,491,600)            --
   Changes in operating assets and liabilities:
    (Increase)/decrease in accounts receivable .....       1,597,761         (797,698)        (766,119)
    Decrease in due from affiliate .................            --               --             12,129
    (Increase)/decrease in inventories .............         753,851        1,647,898       (1,019,175)
    (Increase)/decrease in prepaid expenses and
    other current assets ...........................             749          167,700         (368,560)
   (Increase)/decrease in refundable or prepaid
    income taxes ...................................          51,714           (7,166)         860,048
   (Increase)/decrease in deferred charges and
    other asset ....................................           1,313         (404,800)            --
    Increase/(decrease) in accounts payable and
    accrued expenses ...............................        (670,187)         587,500       (1,335,120)
                                                         ------------      -----------      -----------

    Net cash provided by/(used in) operating
    activities .....................................         628,312        1,236,041       (3,303,571)
                                                         ------------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Capital expenditures ............................         (31,552)        (591,768)        (331,675)
   Proceeds from sale of property, plant and
   equipment .......................................            --              7,000             --
                                                         ------------      -----------      -----------

    Net cash used in investing activities ..........         (31,552)        (584,768)        (331,675)
                                                         ------------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Borrowing under debt and loan agreements ........      69,046,381       59,402,253       50,224,896
   Debt repayments .................................     (71,742,018)     (60,000,516)
   Principal payments under capital leases .........        (110,260)        (244,751)            --
   Issuance of common stock, and exercise of
   warrants, net ...................................       2,714,954           50,000          991,028
                                                         ------------      -----------      -----------

   Net cash provided by/(used in) financing
    activities .....................................         (90,943)        (793,014)       2,323,960
                                                         ------------      -----------      -----------


Effects of exchange rate changes on cash ...........           7,496          (14,419)            --
                                                         ------------      -----------      -----------


INCREASE/(DECREASE) IN CASH ........................         513,313         (156,160)      (1,311,286)


CASH at beginning of year ..........................          80,125          236,285        1,547,571
                                                         ------------      -----------      -----------


CASH at end of year ................................     $   593,438       $   80,125       $  236,285
                                                         ------------      -----------      -----------

   The accompanying notes are an integral part of these financial statements.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                             YEARS ENDED JUNE 30,
                                        ---------------------------------
                                          1994       1993       1992
                                          ----       ----       ----
CASH PAID FOR:

   Interest                             $ 922,035  $1,104,499  $1,029,377
                                        =========  ==========  ==========

   Income taxes                         $  11,123  $   68,822  $    2,123
                                        =========  ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992

1.      BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        a. GENERAL - VTX Electronics Corp. and subsidiaries (collectively the "Company") operate primarily in one business segment - assembly and distribution of electronic wire, cable and related products used primarily for data communication. The accompanying consolidated financial statements include the accounts of VTX Electronics Corp. and its wholly-owned subsidiaries, Vertex Electronics, Inc., Vertex Data Systems, Inc. and its 80% owned foreign subsidiary, Vertex Electronics UK, LTD. Vertex Data Systems, Inc. is an inactive subsidiary. Operations of Vertex Electronics UK Ltd. commenced July 1992. All significant intercompany transactions and balances have been eliminated in consolidation.

             The Company has had losses before income taxes and extraordinary items of $2,934,499, $2,055,928 and $1,982,521 for the years ended
             June 30, 1994, 1993 and 1992, respectively. Management's plans to continue operating the Company included generating sufficient cash flows from operations (primarily through the liquidation of receivables and increases in accounts payable) while completing a financial reorganization and operational restructurings. The financial reorganization included the satisfaction of certain lender obligations at a discount as described in Notes 2 and 6 and the establishment of a long-term revolving credit facility as described in Note 6. The operational restructuring included the discontinuance of certain product lines, closing of certain branch operations and the termination of certain employees. Management believes that the restructuring, which should be completed in early fiscal 1995, will enable the Company to achieve profitability by increasing revenues and profit margins as a result of greater specialization and purchasing leverage, and by reducing corporate overhead. Management believes that current levels of working capital ($5,320,134 at June 30, 1994) including cash balances of $593,438 will be adequate to fund operations for the next year. Management's future plans include utilizing the results of its reorganization and restructurings to pursue other sources of capital such as the sale of common stock and exercise of warrants described in Note 2, negotiating increases in its borrowing capabilities described in Note 6, and investing in specific inventories to increase sales.

        b. INVENTORIES - Inventories, consisting principally of products held for sale, are stated at the lower of cost (first-in, first-out method) or market.

        c. PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the respective assets. Building improvements are amortized over the useful life of the improvement.

             Expenditures for maintenance, repairs and betterments which do not materially extend the useful lives of the assets are charged to operations as incurred. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

        d. REVENUE RECOGNITION - The Company recognizes revenue on the date the product is shipped to the customer.

        e. DEFERRED COSTS - Costs incurred in connection with debt refinancing consisting primarily of loan origination fees, broker's commission, legal and other fees have been capitalized and are being amortized on a straight-line

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


             basis over the term of the loans. Amounts of refinancing costs deferred at June 30, 1994 and 1993 were $202,100 and $352,600, respectively.

             Certain costs incurred in connection with opening new branches have been capitalized. Costs deferred with respect to the United Kingdom branch of approximately $21,000 at June 30, 1992 were fully amortized in fiscal 1993. All branches for which costs were previously deferred have been fully amortized. No deferrals for new branches were made in fiscal 1994 and 1993.

        f. INCOME TAXES - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", in February 1992. The effective date for application of this statement is for fiscal years beginning after December 15, 1992. The Company has adopted the new standard effective July 1, 1993.

        g. INCOME (LOSS) PER SHARE - The weighted average shares outstanding include common shares outstanding and common equivalent shares attributable to outstanding stock options and warrants, if dilutive. The income (loss) per share amounts are computed by dividing the net income or net loss for each year by the weighted average number of common and common equivalent shares (if dilutive) outstanding during the period. The weighted average number of shares outstanding includes common stock equivalents of 555,527 for the year ended June 30, 1993. The outstanding options and warrants were not considered as their effect was either antidilutive or insignificant for the years ended June 30, 1994 and 1992.

        h. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS - Assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates. Results of operations are translated using the average exchange rates prevailing throughout the year. Exchange rate changes arising from translation are included in the cumulative translation component of stockholders' equity. Gains and losses from foreign currency transactions are included in the net income (loss) for the year.

        i. RECLASSIFICATION - Certain reclassifications were made to the June 30, 1993 financial statements in order to conform to the June 30, 1994 presentation.


2.      EQUITY INFUSION, RESTRUCTURING AND REFINANCINGS

        On October 18, 1991, the Company sold, to an unaffiliated investor group, 2,500,000 shares of unissued common stock in exchange for $1,000,000, or $.40 per share, representing 50.6% of the then outstanding issued common stock. The Company received an additional $500,000 in cash from the same investor group in exchange for a mortgage on certain machinery and equipment and the Company granted the investor group a five-year warrant to purchase an additional 1,000,000 shares for $.50 per share.

        Concurrent with the above, the Company (1) replaced an interim asset-based loan facility with a $10,900,000 revolving asset-based loan agreement and (2) received an additional $2,000,000 from an asset-based term loan.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


        On December 31, 1992, the Company entered into a new three-year long-term revolving credit facility, providing a maximum availability of $12,500,000 which replaced the $10,900,000 revolving asset-based loan facility (which had an outstanding balance of approximately $10,100,000), and the $2,000,000 asset-based term loan referred to above was restructured. The Company satisfied these outstanding obligations aggregating $12,100,000 by paying approximately $8,000,000 and converting $1,500,000 to a new subordinated term loan collateralized by a second mortgage on its corporate headquarters. The balance of $2,600,000 was forgiven and recorded as an extraordinary gain net of related expenses in the statement of operations for the year ended June 30, 1993.

        On March 4, 1994, the Company completed a series of equity transactions whereby the Company sold 2,000,000 shares of its common stock together with 2,000,000 common stock purchase warrants for a total of $1,000,000. Each warrant entitles the holder to purchase one share of common stock for $.50 per-share. The warrants expire February 28, 1998 and are currently exercisable. One investor who purchased 500,000 shares received personal guarantees from members of the Company's board of directors that in the event the investor would sustain loss from the sales of the shares (including the shares obtained through the exercise of the warrants) such directors will indemnify the investor at any time through February 16, 1996. Should the guarantors have to perform under the terms of the guarantee, the ownership interest in the shares will transfer to the guarantors.

        On March 28, 1994, pursuant to a consulting agreement/investment banking agreement with a NASD member firm (Note 11b), the Company issued warrants to purchase 150,000 shares of common stock at a per share exercise price equal to 165% of the offering price to the public for the registration described below to a consultant for consulting services to be performed with respect to securities and finance. In addition, the Company is committed to issue additional warrants to purchase 200,000 shares of common stock at the same per share price to such consultant as the close of the exercise of any of the Company's warrants covered by the underwriting described below. All of these warrant grants expire five years from grant date.

        On March 31, 1994, the Company satisfied its subordinated asset-based term loans and the Industrial Development Agency Bonds aggregating $2,080,496 on such date with the $1,200,000 proceeds from a new first mortgage loan and the issuance of a $100,000 non-interest bearing subordinated mortgage loan which is payable in 24 monthly installments of $4,167 commencing on March 31, 1994. As a result of this debt refinancing, the Company recorded an extraordinary gain of $747,422 for the nine months ended March 31, 1994 net of related expenses of $33,074.

        On April 6, 1994, the Company completed additional equity transactions by selling 500,000 shares of its common stock together with 500,000 common stock purchase warrants for a total of $250,000. Each warrant entitles the holder to purchase one share of common stock for $.50 per-share. The warrants expire April 6, 1998 and are currently exercisable.

        During November 1993 and April 1994, the Company issued options to purchase 250,000 (100,000 options vested immediately and the remaining options vest at the rate of 12,500 each month beginning November 1993) shares of common stock at $1.25 per share and warrants to purchase 468,750 shares of common stock at $.50 per share to consultants for services provided to the Company. The options and warrants expire five years from the date of issuance. In connection with these issuances, the Company recognized compensation expense in the amount of $369,063 for the year ended June 30, 1994, representing the estimated relative fair market value of the options ($.07 per share) and warrants ($.75 per share) on the dates of such issuance as determined by the Company's Board of Directors.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


        In June 1994, the Company completed the registration of 3,950,000 shares of its common stock underlying outstanding common stock purchase warrants. The Company did not receive any of the proceeds from the sale of the common stock sold by the selling shareholders. However, the Company did receive $1,415,000 representing the net proceeds from the exercise of common stock purchase warrants ($1,975,000 in gross proceeds).

        The accompanying consolidated statement of operations for the year ended June 30, 1994 reflects the estimated cost of a fiscal 1994 restructuring plan designed to realign the Company's corporate headquarters and field operations to increase it overall profitability through the closing of certain branches, the elimination of certain marginally profitable product lines and the disposal of certain assets. The restructuring charge of $939,000 consists of provisions for termination of certain employment contracts, employee severance and benefit settlements of $264,000, inventory write-downs for discontinued product lines of $321,000, and the abandonment of leased facilities, equipment and other assets of $354,000.

3.      RELATED PARTY TRANSACTIONS

        A Director of the Company is a member of the law firm which serves as general counsel to the Company. The Company was billed $338,000, 183,000 and $119,000 for legal services rendered by such law firm during the fiscal years ended 1994, 1993 and 1992, respectively of which $183,000 and $81,000 is included in accounts payable and accrued expenses at June 30, 1994 and 1993.

        On March 31, 1994, pursuant to an employment agreement, (see Note 11a), the Company's newly appointed president purchased 100,000 shares of the Company's stock for $0.50 per-share, representing an amount less than the quoted market price of the stock on such date. Consequently, the Company recognized compensation expense in the amount of $56,250 for the year ended June 30, 1994 representing the difference between the unadjusted quoted market price of the stock on such date and the price payable per-share. The shares were purchased by the president with a $50,000 non-interest bearing, non-recourse note collateralized by the shares issued.

        On April 18, 1994, three directors of the Company were granted options to purchase an aggregate of 250,000 shares of common stock at an exercise price of $.50 per-share representing an amount less than the quoted market price of the stock on such date. Consequently, the Company recognized compensation expense in the amount of $156,250 for the year ended June 30, 1994 representing the difference between the unadjusted quoted market price of the stock on such date and the price payable per share. The options are issuable to the directors upon stockholder approval and are exercisable for a period of five years.

        On February 25, 1993, a previous officer of the Company purchased 100,000 shares of common stock ($.10 par) for $100,000 ($1.00 per share representing the fair market value at date of purchase) $50,000 was paid in cash and $50,000 in a 6% three-year promissory note. The interest on this note is payable quarterly and the principal of $50,000 is due on February 25, 1996. To date the interest payments have been in default. The note may be prepaid in whole or in part at any time prior to the due date.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992



4.      PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net, consist of the following:


                                         Asset           JUNE 30,
                                         Lives   -------------------------
                                        (YEARS)     1994           1993
                                        -------  ----------     ----------

        Land                               --    $  545,776     $  545,776
        Building and building
          improvements                     30     2,547,450      2,542,362
        Machinery and equipment            10     1,610,963      1,520,177
        Furniture and fixtures             5-10   1,999,709      2,052,931
        Vehicles                           4         55,918         67,018
                                                 ----------     ----------
                                                  6,759,816      6,728,264
        Less accumulated depreciation
        and amortization                          3,201,276      2,678,982
                                                 ----------     ----------

                                                 $3,558,540     $4,049,282
                                                 ==========     ==========

        Depreciation and amortization of property, plant and equipment was $490,362, $484,053, and $419,291 for the years ended June 30, 1994, 1993 and 1992, respectively.



5.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of the following:

                                                            JUNE 30,
                                                 ------------------------------
                                                    1994                1993
                                                 ----------          ----------
        Accounts payable                         $3,490,787          $4,814,272
        Accrued payroll and commissions             347,799             305,396
        Other accrued expenses                    1,357,869             759,508
                                                 ----------          ----------

                                                 $5,196,455          $5,879,176
                                                 ==========          ==========


6.      LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                        JUNE 30,
                                                                 -----------------------
                                                                    1994         1993
                                                                 -----------  ----------
        Revolving asset-based loan (a)                           $ 4,713,180  $7,170,737
        First mortgage loan, net of imputed interest (b)           1,024,496       -
        Subordinated mortgage loan, net of imputed interest (b)       77,208       -
        Subordinated asset-based term loans (c)                        -       1,347,222
        Industrial Development Agency Bonds (d)                        -         924,402
        Machinery and equipment loan (e)                             500,000     500,000
        Capitalized lease obligations (f)                             99,286     209,546
                                                                 -----------  ----------
                                                                   6,414,170  10,151,907

        Less current portion of long-term debt                        75,815     738,479
                                                                 -----------  ----------

                                                                 $ 6,338,355  $9,413,428
                                                                 ===========  ==========

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992

        a. On December 31, 1992, the Company entered into a three-year long-term revolving credit facility, providing a maximum availability of $12,500,000 bearing interest at prime plus 2 3/4% and expiring on December 31, 1995. The Company is required to pay a commitment fee of 1/2% per annum on the daily average unused portion of the credit. In connection with this financing, the Company incurred in fiscal 1993 costs approximating $405,000 which have been accounted for as deferred charges. Under the terms of this agreement, borrowings are limited to 80% of eligible accounts receivable (constituting those amounts outstanding 90 days or less) and 50% of eligible accounts receivable outstanding between 91 and 120 days, and 40% of regular inventories and 20% of slow moving inventory. As of June 30, 1994, the Company had $5,513,000 availability under the eligibility terms of the facility, of which $4,713,180 was outstanding on such date. This loan is collateralized by substantially all of the assets of the Company not otherwise collateralized. In connection with its revolving credit facility, the Company is subject to restrictive covenants which impose certain limitations with respect to the Company's incurrence of indebtedness, capital expenditures, creation or recurrence of liens, declaration or payment of dividends or other distributions, mergers, consolidations and sales or purchases of substantial assets. In general, the Company is not allowed to incur further indebtedness or create additional liens on its assets except for unsecured current liabilities incurred in the ordinary course of business or liabilities incurred in the ordinary course of business secured by purchase money security interest not to exceed an aggregate of $750,000. The Company is not allowed to make loans or investments or provide guarantees or to prepay indebtedness. The Company is prohibited from paying dividends and may not enter into a merger, consolidation or sale of all or substantially all of its assets. Additionally, the Company is required to maintain consolidated net worth of not less than $750,000 and to maintain consolidated working capital, defined as current assets less current liabilities and debt outstanding under the credit facility, of not less than a negative $1.5 million.


        b. On March 31, 1994, the Company satisfied its subordinated asset-based term loans and the Industrial Development Agency Bonds aggregating $2,080,496 on such date with the $1,200,000 proceeds from a new first mortgage loan described below and the issuance of a $100,000 non-interest bearing subordinated mortgage loan which is payable in 24 monthly installments of $4,167 commencing on March 31, 1994. As a result of this debt refinancing, the Company recorded an extraordinary gain of $747,422 for the year ended June 30, 1994 net of related expenses of $33,074.

             The first mortgage loan is with a group of lenders and is payable over five years in monthly installments of $15,980, inclusive of principal and interest at 14%, commencing May 1, 1994, with a final installment of principal of $1,033,183 payable on April 1, 1999 and collateralized by a first mortgage lien on the Company's corporate headquarters. In connection with such loan, the Company issued to one of the lenders 250,000 common stock purchase warrants exercisable on or before March 31, 2001 at an exercise price at $.50 per share. A portion of the proceeds of the loan has been allocated to the warrants based on the Company's Board of Directors' assessment of their fair value at the time of issuance ($.70 per share). For financial statement purposes, the fair value ascribed to the warrants $175,781 has been deducted from the proceeds of the mortgage loan as additional interest expense and will be amortized over the term of the mortgage to yield an effective interest rate of approximately 20% per annum. The loans have prepayment penalties which are calculated as a percentage of the prepayment amount. The

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


             percentage is determined based upon the date of payment as follows:


                   PREPAID                                 PERCENTAGE
                   -------                                 ----------

                Within one year                                5%
                Between one and two years                      3%
                Between two and three years                    1%
                Thereafter                                     0%

             The  loan   contains   covenants   prohibiting   certain  types  of
             transactions and limiting capital expenditures to $250,000 per annum without the prior consent of the lenders.


        c.   In  connection  with the December 1992  restructuring  described in
             Note 2, the Company obtained a $2,000,000 asset-based term loan at an interest rate of 3% above the prime lending rate. This loan was satisfied in full on March 31, 1994 in connection with the debt refinancing described in Note 6b above.

        d. The IDA bonds bore interest at 89.22% of the prime lending rate with minimum and maximum rates of 9% and 17%, respectively. This loan was satisfied in full on March 31, 1994 in connection with the debt refinancing described in Note 6b above.

        e. In connection with the December 1992 transaction described in Note 2, the Company obtained a $500,000 loan collateralized by certain machinery and equipment which bears interest at the rate of 1-1/4% above the prime lending rate (6.75% at June 30, 1994) and was originally due on September 30, 1994, however, on April 25, 1994, the due date was extended to September 30, 1995.
             All other terms remain unchanged.

        f. The Company leases its telephone system under agreements accounted for as capital leases. The obligation for the telephone system require the Company to make monthly payments of $1,963 through December 1997.


        The following is a summary of the aggregate annual maturities of long-term debt and capitalized lease obligations:

                                                  CAPITALIZED
                                      LONG-TERM      LEASE
                                         DEBT     OBLIGATIONS     TOTAL
            Year ending June 30:      ----------  -----------  -----------
                            1995      $   39,766  $   36,049   $    75,815
                            1996       5,241,935      22,094     5,264,029
                            1997           -          22,094        22,094
                            1998           -          19,049        19,049
                            1999       1,033,183        -        1,033,183
                                      ----------  ----------   -----------

                                      $6,314,884  $   99,286   $ 6,414,170
                                      ==========  ==========   ===========

7.      INVENTORIES

        The Company has recorded a reserve for obsolete and slow-moving inventory following a review of inventory levels of certain product lines and an evaluation of the inventory based on changes in technology and markets. As of June 30, 1994 and 1993, the reserve was approximately $903,000 and $641,000, respectively.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992

8.     FOURTH QUARTER ADJUSTMENTS

       In the fourth quarter of 1992, the Company recorded a change in estimate related to an additional provision for doubtful accounts of approximately $225,000.


9.     STOCK OPTIONS AND WARRANTS, INCENTIVE AND BENEFIT PLANS

       a) In a prior year, the Company's Board of Directors and stockholders approved a stock option plan, as amended, under the terms of which key employees may be granted options to purchase an aggregate of 350,000 shares of the Company's common stock. The option plan is to be administered by a committee consisting of at least three members of the Board of Directors. The option price may not be less than the fair market value on the date of grant with exceptions required by the Internal Revenue Code of 1954, as amended, with respect to incentive stock options. In October 1991, all options outstanding under this plan were cancelled.

       b) During October 1989, the Company issued an aggregate of 160,000 common stock purchase warrants to its then Chairman and Vice
             Chairman of the Board and two Directors, exercisable through December 31, 1994 at $2.00 per share, the fair market value at the date of issuance. In October 1991, all of the warrants granted were cancelled.

       c) During April 1989, the Company's Board of Directors approved a non-qualified stock option plan under which key employees could be granted options to purchase up to an aggregate 115,000 shares of the Company's common stock at an option price of $ .10 per share. All of the options issued under the plan are currently exercisable. No shares have been exercised to date. As a result of such plan, the Company recorded deferred compensation equal to the difference between the option price and the fair market value of such common stock at the date of grant. Under the terms of this plan, options that are cancelled may not be re-issued by the Company. The following is a summary of the activity for this option issuance:

                                             DEFERRED
                                           COMPENSATION
             STOCK OPTIONS                    AMOUNT            SHARES
             -------------                 ------------         ------

             Balance June 30, 1991           $ 55,323           70,000

             Cancelled                         (4,504)         (12,500)
             Amount amortized                 (50,819)            -
                                             ---------        ---------

             Balance June 30, 1992               -              57,500

             Cancelled                           -             (10,000)
                                             ---------        ---------

             Balance June 30, 1993              -0-             47,500

             Cancelled                           -                -
                                             ---------        ---------

             Balance June 30, 1994           $  -0-             47,500
                                             =========        =========

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


       d) In January 1992, the Company's Board of Directors and stockholders approved the 1991 Incentive and Non-Qualified Stock Option Plan (the "Plan"), under which current and perspective employees may be granted options to purchase an aggregate of 500,000 shares of the Company's common stock. The Plan is to be administered by a committee consisting of three members of the Board of Directors. The committee will designate which options granted under the Plan are Incentive Options and which are Non-Qualified Options. The option price may not be less than the fair market value on the date of grant with exceptions required by the Internal Revenue Code of 1986, as amended, with respect to incentive stock options. The shares vest one-third each over three years of employment following the date of grant of the option. None of the options issued have been exercised. Under the terms of this plan, options that are cancelled may be reissued by the Company. At June 30, 1994, an aggregate of 377,500 options remain available for grant under the plan. The following is a summary of the activity of the Plan:


             STOCK OPTIONS             SHARES         PRICE PER SHARE
             -------------             ------         ---------------

             Balance July 1, 1991       -

              Granted                  70,000         $1.25  -  $1.63
                                     ---------        ---------------

             Balance June 30, 1992     70,000         $1.25  -  $1.63

              Granted                 290,000         $1.00  -  $1.13
              Cancelled               (82,500)        $1.13  -  $1.63
                                     ---------        ---------------

             Balance June 30, 1993    277,500         $1.00  -  $1.13

              Cancelled              (155,000)        $1.00  -  $1.13
                                     ---------        ---------------

             Balance June 30, 1994    122,500         $1.00  -  $1.13
                                     =========        ===============


       e) In March 1992, the Company's Board of Directors authorized and issued options to purchase an aggregate of 150,000 shares of common stock to the members of the Board of Directors at a price of $1.25 per share (the fair market value at date of grant) until May 1, 1997. No options have been exercised to date.

       f) In December 1992, the Company's Board of Directors authorized and issued options to purchase an aggregate of 150,000 shares of common stock to the members of the Board of Directors at a price of $1.13 per share (the fair market value at date of grant) until January 4, 1998. No options have been exercised to date.

       g) In March 1994, pursuant to an employment agreement, the Company's newly appointed president was granted an option to purchase 300,000 shares of common stock of the Company at an exercise price of $.50 per-share, representing an amount less than the unadjusted quoted market price of the stock on such date. The options become exercisable at the rate of one-third on each successive anniversary date over three years. Consequently, the Company recorded unearned compensation in the amount of $168,750, which will be recognized as compensation expense ratably over the employment period of three years: $14,063 has been amortized as compensation expense for the year ended June 30, 1994. The option expires five years after the date on which the options become exercisable.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


       h) A bonus plan was adopted with respect to fiscal 1993, 1994 and 1995. The plan provides additional compensation to senior management employees of the Company based on the achievement of specified amounts of pre-tax profits, as determined by the Chief Executive Officer with the approval of the Executive Committee of the Board of Directors. No bonuses were awarded for the fiscal years ended June 30, 1994 and 1993.

       i) In January 1989, the Company began an Employee Stock Ownership Plan (the "Plan"). Such plan was canceled and the assets were distributed as of October 31, 1992. There were no contributions for the years ended June 30, 1994, 1993 and 1992. The Plan covered substantially all employees not covered by collective bargaining agreements and who meet certain service requirements. The annual contribution to the Plan was discretionary as determined by the Company's Board of Directors.


       j) The following information summarizes options and warrants at June 30, 1994:

                                            Reserved                         Range of
                                              for                            Exercise
            STOCK PLAN                      ISSUANCE    ISSUED  EXERCISABLE   PRICE
            ----------                      --------    ------  -----------   -----
       Options - Executives                  47,500     47,500     47,500     $.10
       Options - 1991 Plan                  500,000    122,500     40,833 $1.00-$1.13
       Options - 1992 Directors             150,000    150,000    150,000    $1.25
       Options - 1993 Directors             150,000    150,000    150,000    $1.13
       Options - 1994 President's Issuance  300,000    300,000          0     $.50
       Options - 1994 Directors             250,000    250,000    250,000     $.50
       Options - 1994 Consultants           600,000    600,000    512,500      *
       Warrants - 1994 Consultants          468,750    450,000     18,750     $.50
       Warrants - 1994 Debt Agreement       250,000    250,000    250,000     $.50
                                          ----------------------------------------

                                          2,716,250  2,320,000  1,419,583  $.10-$1.25
                                          ===========================================

       * 250,000 of these options are exercisable at $1.25 per share and 350,000 are exercisable at $1.125 per share.


10.    INCOME TAXES

       Due to the Company's 1994 loss and inability to realize tax benefits, the Company recorded no tax expense or benefit for the year ended June 30, 1994.

       Income tax provision (benefit) for the years ended June 30, 1993 and 1992 consisted of the following:

                                          1993         1992
                                       ----------   ----------
            Current:
              Federal                  $    -       $    -
              State                       18,400       34,500
                                       ----------   ----------

                                          18,400       34,500
            Deferred                     (26,000)     (54,000)
                                       ----------   ----------
                                       ($  7,600)   ($ 19,500)
                                       ==========   ==========

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


       Deferred taxes recorded in prior years have either reversed or have been eliminated by the recognition of net operating losses.


       Reconciliation between actual income tax (benefit) and the amount computed by applying the statutory Federal income tax rate to the loss before taxes is as follows:

                                              1994          1993        1992
                                           ----------   ----------   ---------

       Tax (benefit) at statutory Federal
        income tax rates.................  ($743,580)   $ 154,400    ($674,000)
       State income taxes, net of
        federal income tax benefit.......       -          34,000        4,800
       Overaccrual of prior year state
        tax refunds......................       -            -          18,000
       Reversal of deferred tax
        liability........................       -         (26,000)        -
       Utilization of net operating loss
        carryforward.....................       -        (170,000)        -
       Respective years' net operating
        loss not currently utilizable....    743,580         -         631,700
                                           ----------   ----------   ---------

                                               -0-       ($ 7,600)   ($ 19,500)
                                           ==========   ==========   ==========


       The Company has  adopted  Statement  of  Financial  Accounting  Standards
       (SFAS) No. 109. "Accounting for Income Taxes" as of July 1, 1993. The standard for SFAS No. 109 requires that the Company utilize an asset/liability approach for financial accounting and reporting for income taxes. The provisions of SFAS No. 109 had no effect on the consolidated financial statements presented for the year ended June 30, 1994.

       The temporary differences of deferred tax (assets) and liabilities determined in accordance with SFAS No. 109 are as follows as of June 30, 1994

            Net operating loss carryforwards.............. $(1,666,000)

            Other deferred assets:
             Allowance for bad debts......................    (150,000)
             Inventory reserves...........................    (343,000)
             Inventory capitalization.....................     (74,000)
             Other deferred assets........................    (223,000)
                                                           ------------

            Gross deferred tax (assets)...................  (2,456,000)

            Depreciation (deferred liability).............     242,000
                                                           -----------

            Net deferred tax (assets).....................  (2,214,000)

            Deferred tax assets valuation allowance.......   2,214,000
                                                           -----------

            Net deferred tax expense...................... $     -0-
                                                           ===========

       The Company anticipates that for the foreseeable future it will continue to be required to provide a 100% valuation allowance for the tax benefit of its net operating loss carryforwards and temporary differences.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


       At June 30, 1994, the Company has net operating losses available to carryforward of approximately $4,384,000 for tax purposes. Such net operating loss carryforwards expire through fiscal year 2009. No benefit has been recorded for such loss carryforwards since realization cannot be assured.

       The Company's use of its net operating loss carryforward is limited as the Company is deemed to have undergone an "ownership change", as defined in the Internal Revenue Code, during the fiscal years ended June 30, 1992 and June 30, 1994.

       In connection with such net operating loss limitation, the Company must obtain a fair valuation of the Company as of the date of the ownership change. Based upon the Company's estimates of fair value, the total net operating loss of $4,384,000 is limited to approximately $615,000 annually during the carryforward period.



11. COMMITMENTS AND CONTINGENCIES

       a. Employment Contracts

       In October 1993, an officer of the Company withdrew from active service with the Company thereby ceasing to function in accordance with the terms of his employment contract. Further, the former officer instituted an action for an alleged breach of employment contract seeking to recover $165,000. The Company denies liability, and is vigorously contesting obligation and ascertaining counterclaims with the former officer, and believes that such settlement will not materially differ from the amount previously provided.

       On March 31, 1994, the Company entered into an employment agreement with its newly appointed president which requires total annual minimum compensation of $200,000 through March 1997 plus an annual bonus based on a percent of specified levels of achieved net profits. In addition, the Company's president deposited $50,000 with a lender as cash collateral for a portion of a loan made to an entity the president previously served as an officer and director (Note 15). The Company has agreed, pursuant to the employment agreement, to purchase such cash collateral from its president for $50,000 in the event such cash collateral is not released by March 31, 1995 and, in turn, the president agreed to assign to the Company at such time his rights and privileges with respect to such cash collateral.

       b. Consulting Agreements

       On March 28, 1994, the Company entered into a three year nonexclusive consulting agreement/investment banking agreement which obligates the Company to pay an underwriter $49,375 upon the completion of the underwriting for consulting services with respect to securities and finance. Commencing April 1, 1995, the Company is obligated to pay such underwriter an additional $4,115 per month for 24 months for consulting services related to an investment banking and finance services.

       Effective April 1, 1994, the Company entered into a three-year consulting agreement with a director for financial/management services. Under the terms of the agreement, the director will receive $4,000 per-month.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992


         c.  Leases:

         The Company's minimum annual lease commitments under noncancellable operating leases for premises at June 30, 1994 are as follows:

         Year ending June 30:

                                 1995                 $  436,579
                                 1996                    423,711
                                 1997                    338,752
                                 1998                    119,434
                                 1999 and
                                  thereafter              76,976
                                                        --------

                                                      $1,395,452
                                                      ==========

              Rent expense, including related real estate taxes and other operating charges, was approximately $541,691, $736,156 and $526,038 for the years ended June 30, 1994, 1993 and 1992, respectively.


12. MAJOR CUSTOMER AND VENDORS

      During fiscal 1994, 1993 and 1992, one customer accounted for 16.3%, 11.4% and 10.1%, respectively, of the net sales of the Company. During fiscal 1994, two vendors accounted for 10.8% and 12.1% of the Company's product purchases. During fiscal 1993, two vendors accounted for 15.3% and 10.1% of the Company's product purchases. During the year ended June 30, 1992, one vendor accounted for 17.1% of the Company's product purchases. Although the Company believes that it may be able to obtain competitive products of comparable quality from other suppliers, the loss of certain suppliers could have an adverse impact of operations.


13. UNITED KINGDOM OPERATIONS

      The United Kingdom subsidiary is 80% owned by the Company and 20% by a Minority Shareholder. In July 1992, the Company entered into an agreement with the Minority Shareholder for a contract facility to house its United Kingdom operations. In return for the reimbursement of various administrative and selling expenses, the Minority Shareholder has agreed to provide the Company with warehousing and manufacturing capability and office space and related facilities. Under certain circumstances, a put or call option may be exercised by the Minority shareholder or the Company, respectively, for the 20% Minority Shareholder ownership at the greater of (pound)27,500 (approximately $45,000 at June 30, 1994) or 20% of the net worth of the United Kingdom operations as of June 30 of the Company's fiscal year. Operations in the United Kingdom were not material.

      The arrangement between the Company and Minority Shareholder continues until termination is requested through written notice by either party twelve months in advance of the termination.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1994, 1993 AND 1992



14. MULTI-EMPLOYER PENSION PLAN

      The Company participates in a multi-employer, union-sponsored pension plan covering all union employees pursuant to a negotiated labor contract. Pension expense for the defined contribution plan for the years ended June 30, 1994, 1993 and 1992 were $81,771, $92,705 and $94,167, respectively.
      In the event of the Company's withdrawal from the multi-employer, union sponsored plan, the Company could be liable for a portion of the plans underfunding, if any.


15. PROPOSED MERGER AND CONSULTING AGREEMENT TERMINATION

      In November 1993, the Company (i) signed a letter of intent contemplating a merger with Lantek Electronics, Inc. (Lantek) and (ii) entered into an interim consulting agreement with Lantek to advise in the operations of the Company. On April 4, 1994, the Company and Lantek mutually terminated the proposed merger and consulting agreement and, effective on such date, the Company's newly appointed President resigned as an officer and director of Lantek. The Company incurred fees for two Lantek employees under the consulting agreement of approximately $141,000 which were charged to operations for the year ended June 30, 1994.


16. SUBSEQUENT EVENTS

     a) In July, 1994 the Company's shareholders approved the change in the number of authorized shares from 20,000,000 to 40,000,000 shares.


     b) On September 20, 1994 the Company's Board of Directors approved a bonus agreement for the Company's Chairman of the Board. The agreement provides for the Chairman to receive a bonus of 5% of the Company's net operating profits up to a maximum of $100,000 for the fiscal year ended June 30, 1995.

              In addition the Board of Directors have agreed to register approximately 1,300,000 of shares representing the shares held by approximately 20 employees, directors, and consultants/advisors.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
SCHEDULE II- AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS
                    AND EMPLOYEES OTHER THAN RELATED PARTIES




COLUMN A           COLUMN B    COLUMN C           COLUMN D         COLUMN E
- --------           --------    --------           --------         --------


                                               DEDUCTIONS
NAME OF DEBTOR      BALANCE                            AMOUNTS     BALANCE
                   BEGINNING                AMOUNTS    WRITTEN     END OF
                    OF YEAR    ADDITIONS   COLLECTED     OFF        YEAR


YEAR ENDED
 JUNE 30, 1993

J. V.Tedesco and
N. Santos (1)      $151,891    $   -0-       $  -0-    $151,891     $ -0-


YEAR ENDED
 JUNE 30, 1992

J. V.Tedesco and
N. Santos (1)      $   -0-     $ 151,891     $  -0-    $  -0-       $151,891



(1) The above employees jointly and severally are indebted to the Company. The amounts were repayable from 60% of commissions earned by the employees over a consecutive three-year period through May 1995 and bore interest at the Company's borrowing rate charged by its regular banking institution plus 1-1/4% (7-1/4% as of June 30, 1992). There is no collateral for the amounts due. During fiscal 1993, the Company charged to expense the entire receivable amount.

                     VTX ELECTRONICS CORP. AND SUBSIDIARIES
                SCHEDULE VIII- VALUATION AND QUALIFYING ACCOUNTS

COLUMN A                                 COLUMN B          COLUMN C        COLUMN D      COLUMN E
- --------                                 --------          --------        --------      --------


                                                          ADDITIONS
                                         BALANCE,         CHARGED TO                      BALANCE,
                                         BEGINNING        COSTS AND                       END OF
DESCRIPTION                              OF YEAR           EXPENSES      DEDUCTIONS       YEAR
- -----------                              ---------        ----------     ----------       --------

Year ended June 30, 1994:
  Allowance for doubtful
  accounts                               $216,000          $524,000       $346,000(A)     $394,000
                                         --------          --------       --------        --------

  Allowance for slow-moving                                 $84,000
  and obsolete inventories               $641,000          $178,000(C)       -            $903,000
                                         --------          --------       --------        --------

Year ended June 30, 1993:
  Allowance for doubtful
  accounts                               $311,000          $255,000       $350,000(A)     $216,000
                                         --------          --------       --------        --------

  Allowance for slow-moving
  and obsolete inventories               $822,000        $1,200,000     $1,381,000(B)     $641,000
                                         --------        ----------     ----------        --------

Year ended June 30, 1992:
  Allowance for doubtful
  accounts                               $175,000          $455,000       $319,000(A)     $311,000
                                         --------          --------     ----------        --------

  Allowance for slow-moving
  and obsolete inventories               $600,000          $375,000       $153,000(B)     $822,000
                                         --------          --------       --------        --------


(A)     Net write-offs of uncollectible amounts.
(B)     Inventory returned to vendor or liquidated.
(C)     Inventory written down due to restructuring.

================================================================================
No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                  -------------

                                TABLE OF CONTENTS
                                                                        PAGE

Available Information...................................................   2
Additional Information..................................................   2
Incorporation of
  Certain Documents by Reference........................................   2
Prospectus Summary......................................................   3
Risk Factors............................................................   4
Use of Proceeds.........................................................   8
Market for the Company's Securities.....................................   8
Recent Developments.....................................................   9
Business................................................................  10
Plan of Operations......................................................  14
Selected Financial Data.................................................  15
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations.................................................  17
Management..............................................................  22
Principal and Selling Stockholders......................................  26
Certain Relationships and Related Transactions..........................  28
Description of Capital Stock............................................  29
Plan of Distribution....................................................  30
Legal Matters...........................................................  30


================================================================================


================================================================================


                                3,339,500 SHARES

                                OF COMMON STOCK

                             VTX ELECTRONICS CORP.

                                   ----------
                                   PROSPECTUS
                                   ----------


                                     May   , 1995

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC Registration Fee, all amounts shown are estimates.

     SEC Registration Fee................................             $719.72
     Printing Expenses...................................            5,000.00
     Legal Fees and Expenses.............................           10,000.00
     Accounting Fees and Expenses........................           40,000.00
     Miscellaneous Expenses..............................            4,280.28
     Total...............................................          $60,000.00
                                                                   ==========



- ----------------------
*  To be provided by amendment.


Item 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation includes a provision permitted under the Delaware General Corporation Law that eliminates personal liability of directors to the Company or its stockholders for monetary damages resulting from any breach of their fiduciary duties as directors, except (i) for breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for knowing violation of law, (iii) for willful or negligent violations of certain provisions of the Delaware General Corporation Law imposing certain requirements with respect to stock repurchases, redemptions and the declaration of dividends, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws include certain provisions that authorize the Company to indemnify present and former directors, officers, employees and agents of the Company against liabilities incurred in connection with actions brought or threatened against such persons as a result of their relationship with the Company. The indemnification shall be made to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware.

     The Company has purchased an insurance policy providing that, in the event any officer or director of the Company or its subsidiaries becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, the insurer will reimburse such officers and directors if the indemnification payments, as provided above, are not made by the Company or its subsidiaries to such officers and directors. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of the Company or any subsidiary.

Item 16.   EXHIBITS


           *5.1    Opinion of Olshan Grundman Frome & Rosenzweig.
          *10.1    Consulting Agreement between the Company and Patrick Kolenik.
          *10.3    Consulting Agreement between the Company and Jerome M. Sidel.
          *10.4    Consulting Agreement between the Company and Robert Eide.
           23.1    Consent of Grant Thornton LLP.
          *23.2    Consent of Olshan Grundman Frome & Rosenzweig (included in
                   Exhibit 5.1).
          *24      Power of Attorney (included on the signature page to this
                   Registration Statement).

- ----------------------
*    Previously filed





Item 17.          UNDERTAKINGS

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To  reflect in the  prospectus  any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                       (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as express in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York on May 8, 1995.


                                       VTX ELECTRONICS CORP.



                                       By:  /S/  DONALD W. ROWLEY
                                            ---------------------------
                                            Donald W. Rowley, President





                  In accordance with the requirements of the Securities Act of 1933, Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     NAME                     TITLE                           DATE
     ----                     -----                           ----


*                          Chairman of the Board              May 8, 1995
- ------------------------
Robert J. Eide

/S/  DONALD W. ROWLEY      President, Director (Principal     May 8, 1995
- ------------------------   Executive Officer)
Donald W. Rowley



*                          Director                           May 8, 1995
- ------------------------
Steven J. Bayern

*                          Director                           May 8, 1995
- ------------------------
Robert L. Frome

*                          Director                           May 8, 1995
- ------------------------
Paul L. McDermott

*                          Director                           May 8, 1995
- ------------------------
Jeffrey S. Podell


*                          Secretary, Controller,             May 8, 1995
- ------------------------   (Principal Financial Officer)
Nicholas T. Hutzel



*                          Director                           May 8, 1995
- ------------------------
Mark E. Bloom


*By: /S/ DONALD W. ROWLEY
     --------------------
     Donald W. Rowley
     Attorney-in-fact